Exhibit 2.1

EXECUTION VERSION

INTEREST Purchase Agreement

dated as of November 7, 2014

by and among

NCI GROUP, INC.,

a Nevada Corporation

and

STEELBUILDING.COM, INC.,

a Delaware Corporation

as Buyers,

and

THE GENERAL PARTNERS OF CENTRIA,
a Pennsylvania General Partnership

as Sellers,

and

CENTRIA,

the Company.

i

Article V REPRESENTATIONS AND WARRANTIES OF BUYERS		36
5.1	Organization and Good Standing	36
5.2	Authority; No Conflict	36
5.3	Certain Proceedings	37
5.4	Financing	37
5.5	Sufficient Cash	37

Article VI COVENANTS OF SELLERS PRIOR TO CLOSING DATE		38
6.1	Access and Investigations	38
6.2	Operation of the Businesses of the Acquired Companies	38
6.3	Negative Covenants	38
6.4	Required Approvals	40
6.5	No Negotiation	40
6.6	Payoff Letters and Lien Releases	40
6.7	280G Disclosure	41
6.8	Financing Cooperation	41
6.9	Efforts to Consummate	44
6.10	Intellectual Property Assignments	44

Article VII COVENANTS OF BUYERS PRIOR TO CLOSING DATE		45
7.1	Approvals of Governmental Bodies	45
7.2	Financing	45
7.3	Efforts to Consummate	46
7.4	AK Steel Agreement	47
7.4	Certain Compensation Matters	47

Article VIII CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE		47
8.1	Accuracy of Representations	47
8.2	Sellers' Performance	47
8.3	Consents	48
8.4	No Proceedings	48
8.5	HSR Act Approval	48
8.6	Material Adverse Changes	48
8.7	No Injunction	48
8.8	Escrow Agreement	48
8.9	Payoff Letters	48
8.10	Certificate	48
8.11	Tax Certificate	48

Article IX CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE		49
9.1	Accuracy of Representations	49
9.2	Buyers' Performance	49
9.3	Governmental Approvals	49
9.4	No Injunction	49
9.5	HSR Act Approval	49

ii

9.6	Certificate	49

Article X TERMINATION		49
10.1	Termination Events	49
10.2	Effect of Termination	51

Article XI INDEMNIFICATION; REMEDIES		51
11.1	Survival	51
11.2	Indemnification and Payment of Damages by Sellers	52
11.3	Indemnification and Payment of Damages by Buyers	52
11.4	Time Limitations	53
11.5	Limitations on Indemnification	54
11.6	Investigation; Waiver	55
11.7	Procedures for Indemnification	55
11.8	Third Party Claims	56
11.9	No Punitive Damages	57
11.10	Materiality Qualifiers	57
11.11	Tax Treatment of Indemnity Payment	57
11.12	Escrow Release	57

Article XII TAX MATTERS		58
12.1	Tax Returns and Payment of Taxes	58
12.2	Transfer Taxes	59
12.3	Sales and Use Tax	60
12.4	Foreign Filings	60

Article XIII GENERAL PROVISIONS		61
13.1	Public Announcements	61
13.2	Confidentiality	61
13.3	Notices	61
13.4	Jurisdiction; Service of Process	62
13.5	Further Assurances	63
13.6	Waiver	63
13.7	Entire Agreement and Modification	63
13.8	Assignments, Successors, and No Third-Party Rights	63
13.9	Severability	64
13.10	Article and Section Headings; Construction	64
13.11	Time of Essence	64
13.12	Governing Law	64
13.13	Counterparts	64
13.14	Expenses; Prevailing Party Costs	64
13.15	Specific Performance and Limitation on Liability	65
13.16	Retention of Records and Access to Information	66
13.17	Parent Guarantee	67
13.18	Waiver of Jury Trial	67

iii

EXHIBITS

2.2(c)	Accounting Procedures

SCHEDULES

3.1	Organization and Good Standing
3.2(b)	Authority; No Conflict
3.3(b)	Capitalization; Equity Rights
3.3(c)	Capitalization; Equity Rights
3.3(d)	Capitalization; Equity Rights
3.4(c)	Financial Statements
3.5	Personal Property
3.6(a)	Real Property Interests
3.6(b)	Real Property Interests
3.7(a)	Taxes
3.8(a)	Employee Benefits
3.8(d)	Employee Benefits
3.9(b)	Compliance with Law; Governmental Consents
3.9(c)	Compliance with Law; Governmental Consents
3.10	Legal Proceedings; Orders
3.11	Absence of Certain Changes and Events; Undisclosed Liabilities
3.12	Contracts
3.13	Insurance
3.14	Environmental Matters
3.15(a)	Labor Matters
3.16	Intellectual Property
3.20	Related Parties
3.22	Brokers, Finders, Etc.
3.25(a)	Customers and Suppliers; Product Liability
3.25(b)	Customers and Suppliers; Product Liability
3.25(c)	Customers and Suppliers; Product Liability

8.3	Required Consents

ANNEX

1.	Subsidiaries

iv

EXECUTION VERSION

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of the 7th day of November, 2014, by and among NCI Group, Inc., a Nevada corporation and Steelbuilding.com, Inc., a Delaware corporation and direct wholly owned subsidiary of NCI Group, Inc. (collectively, “Buyers”), SMST Management Corp., a Pennsylvania Corporation, and Riverfront Capital Fund, a Pennsylvania limited partnership (each a “Seller” and collectively, “Sellers”), and CENTRIA, a Pennsylvania general partnership (the “Company”).

RECITALS

Sellers desire to sell, and Buyers desire to purchase, all of the general partner interests (“Acquired Interests”) of the Company, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS

1.1           Definitions. In addition to words and terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accountants”— as defined in Section 2.2(c).

“Accounting Procedures”— as defined in Section 2.2(c).

“Acquired Companies”— the Company and the Subsidiaries set forth on Annex 1.

“Acquired Interests”— all of the general partner interests of the Company.

“Acquisition”— as defined in Section 2.1(a).

“Actions”— means any action, cease and desist letter, demand, suit, arbitration proceeding, claims, demands, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity..

“Adverse Consequences”— All actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, injunctions, damages, penalties, fines, costs, amounts paid in settlement, liabilities, interest paid to third parties, losses, and all expenses and fees directly relating to any of the foregoing, including reasonable accounting, consultant and attorneys’ fees and court costs, costs of expert witnesses and other necessary or advisable expenses of litigation, in each case to the extent that any of the foregoing are uninsured.

“Affected Persons”— as defined in Section 3.8.

“Affiliate”— of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For purposes of this Agreement, Clayton, Dubilier & Rice, LLC and portfolio companies of Clayton, Dubilier & Rice, LLC other than Parent and its Subsidiaries shall not be deemed Affiliates of Buyers.

“Agreement”— as defined in the Preamble.

“AK Steel Agreement” – as defined in Section 7.4.

“Assets”— as defined in Section 3.18.

“Assumed Liabilities”—means all liabilities or obligations of the Acquired Companies that are not Retained Liabilities, whether due or to become due, and whether arising prior to, on or after the Closing, including without limitation: (A) obligations under all contracts of the Acquired Companies, (B) all environmental liabilities related to the Properties, (C) all employment - related obligations including obligations under the Employee Benefit Plans, (D) any warranty obligations to repair or replace defective goods whether sold before or after Closing, (E) all accounts payable and other current liabilities of the Acquired Companies, and (F) all liabilities and obligations of the Acquired Companies in connection with any litigation to which the Acquired Companies are now or in the future may be a party.

“Audited Financial Statements”— as defined in Section 3.4.

“Base Amount”— as defined in Section 2.2.

“Bonds”— means the (i) the 1988 Series B Bonds due to mature August 1, 2016 and (ii) the Series 2000A Bonds due to mature August 1, 2020.

“Business Day”— any day other than a Saturday, Sunday, or public holiday under the laws of the Commonwealth of Pennsylvania.

“Buyers”— as defined in the preamble.

“Buyers’ Advisors”— as defined in Section 6.1.

“Buyer Indemnified Parties”— as defined in Section 11.2.

“Buyer Related Parties”— means Buyers and their respective Affiliates, any of Buyers or their respective Affiliates’ former or current Representatives and the Debt Financing Sources and Debt Financing Affiliates.

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“Cambridge and Ambridge Environmental Liabilities”— means all liabilities and obligations arising under Environmental Laws related to soil and groundwater conditions existing on or prior to the Closing Date at, on, under or emanating from, the Properties involved in the conduct of Company’s paint line operations in Cambridge, OH and Ambridge, PA.

“Cambridge Obligations” – as defined in Section 7.4.

“Cash”— means, as of the Reference Time (before taking into account the consummation of the transactions contemplated hereby), cash and cash equivalents of the Acquired Companies, on hand or in bank accounts, including deposits in transit, but less the amount of outstanding (uncleared) checks and drafts written against such accounts, other than such outstanding checks and drafts issued in respect of current Liabilities that are included in any determination of Net Working Capital.

“CERCLA”— as defined in Section 3.14.

“CERCLIS”— as defined in Section 3.14.

“Claim Notice”— as defined in Section 11.7(a).

“Claim Response”— as defined in Section 11.7(a).

“Closing”— as defined in Section 2.3.

“Closing Date”— the date on which the Closing actually takes place.

“Code”— the United States Internal Revenue Code of 1986, as amended.

“Commitment”— shall mean with respect to a Person (i) options, warrants, rights of first refusal or first offer, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, calls, puts, voting trusts, registration rights or other rights, agreements or commitments relating to the issuance, disposition or acquisition of such Person’s capital stock or securities convertible into or exchangeable or exercisable for its equity securities or other Contracts that could require a Person to issue equity securities or to sell equity securities it owns in another Person, (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity securities of a Person or owned by a Person, (iii) statutory pre-emptive rights or pre-emptive rights granted under a company’s organizational documents or any other pre-emptive rights and (iv) equity appreciation rights, phantom equity, profit participation, or other similar rights with respect to a company.

“Company”— as defined in the Preamble.

“Company Balance Sheet Date”— means December 31, 2013.

“Company knowledge” or “knowledge of Company”— means the actual knowledge, after reasonable internal inquiry, of Mark Sherwin, Joel Mazur, or Eston Owens.

“Company Securities”— as defined in Section 3.3(b).

“Consent”— any approval, consent, ratification, waiver, or other authorization.

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“Contract” means any agreement, contract, lease, license, indenture, mortgage, collective bargaining agreement, purchase order, sales order, undertaking, evidence of indebtedness, binding commitment or instrument (including amendments and supplements, modifications and side letters or agreements) to which any of the Acquired Companies is a party or that is binding on any Acquired Company, whether written or oral.

“Credit Agreement”— means the Amended and Restated Credit Agreement, dated January 25, 2002, by and among CENTRIA and MetalWorks, L.P. as borrowers, and PNC Bank, National Association as agent (“Agent”) and issuing bank, as amended.

“Damages”— as defined in Section 11.2.

“Debt Commitment Letter”— means the commitment letter from Credit Suisse AG, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., UBS AG, Stamford Branch, UBS Securities LLC, Royal Bank of Canada and RBC Capital Markets pursuant to which such lenders have agreed, subject only to the terms and conditions set forth therein, to provide the debt financing for the transactions contemplated by this Agreement.

“Debt Fee Letter”— as defined in Section 5.4.

“Debt Financing”— means the debt financing that Credit Suisse AG, Citigroup Global Markets Inc., UBS AG, Stamford Branch and Royal Bank of Canada have agreed to provide for the transactions contemplated by this Agreement pursuant to the Debt Commitment Letter, subject only to the terms and conditions set forth herein and therein.

“Debt Financing Affiliates”— means the Affiliates and subsidiaries of the Debt Financing Sources and the officers, directors, employees, agents, representatives, former, current and future equity holders, controlling persons, members, managers, general or limited partners, successors and assigns of the Debt Financing Sources and any such Affiliates, and successors and assigns of the foregoing.

“Debt Financing Sources”— means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including any arrangers thereunder and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Deductible Basket”— as defined in Section 11.5(a).

“Dispute Letter”— as defined in Section 2.2(c).

“Employee Benefit Plans”— as defined in Section 3.8.

“Encumbrance”— any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

4

“End Date”— as defined in Section 10.1(e).

“Environmental Laws” — shall mean all laws, regulations, rules, policies, and/or orders pertaining to the protection of the environment, natural resources, health and welfare of persons and property and all state or federal common law or other causes of action relating to liability from uses or misuses of Regulated Materials. These include, but are not limited to, laws and regulations governing the discharging, disposal, dispersal, transporting, release or other handling of, or exposure to, waste, hazardous waste, oil and petroleum products, toxic substances, liquids, Regulated Materials, pollutants, contaminants, solid wastes, effluent, or sludges, as defined and regulated under: the Federal Resource Conservation and Recovery Act; Safe Drinking Water Act; Clean Air Act; Refuse Act of 1899; Clean Water Act; Federal Insecticide, Fungicide and Rodenticide Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Surface Mining Control and Reclamation Act; Atomic Energy Act; Uranium Mill Tailings Control Act of 1978, as amended; Low-Level Radioactive Waste Policy Act; Nuclear Waste Policy Act of 1982; National Environmental Policy Act; Federal Hazard Communication Standard (29 C.F.R. §1910.1200); Food, Drug & Cosmetic Act; Comprehensive Environmental Response, Compensation and Liability Act, as amended; Emergency Planning and Community Right-To-Know Act; Solid Waste Disposal Act; or other foreign, federal, state, or local laws, rules, regulations, policies or orders, ordinances or the like having similar purposes.

“Environmental Permits”— as defined in Section 3.14(a).

“ERISA”— the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate”— as to any Person, any other Person that is treated as a single employer with such Person under Title IV of ERISA or Section 414 or 4980B of the Code.

“ERISA Affiliate Liability”— any liability (whether contingent or accrued) arising by reason of any of the Acquired Companies having been treated as an ERISA Affiliate with any other Person (other than any of the Acquired Companies).

“Escrow Agent”— the financial institution mutually agreed to by the parties to serve as Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agreement”— as defined in Section 2.1(b).

“Escrow Funds”— as defined in Section 2.1(b).

“Estimated Cash”— as defined in Section 2.2(b).

“Estimated Closing Date Purchase Price”— as defined in Section 2.2(b).

“Estimated Closing Statement”— as defined in Section 2.2(b).

“Exchange Act”— the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

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“Final Closing Date Purchase Price”— means (i) the Base Amount, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 2.2(c), plus (iii) the amount of Cash as finally determined pursuant to Section 2.2(c), plus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.2(c) exceeds the Target Net Working Capital Amount, minus (v) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.2(c) is less than the Target Net Working Capital Amount, minus (vi) the amount of the Transaction Expenses as finally determined pursuant to Section 2.2(c).

“Financial Statements”— as defined in Section 3.4.

“Fundamental Representations”— as defined in Section 11.1.

“GAAP”— generally accepted United States accounting principles, as in effect from time to time, consistently applied.

“Government Official” means any (i) officer or employee of a Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise), or of a public international organization, (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family or (iii) any Person acting for or on behalf of any such Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise).

“Governmental Approvals”— any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”— any:

(a)          nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)          federal, state, local, municipal, foreign, or other government or political subdivision thereof;

(c)          governmental or quasi-governmental authority of any nature (including any governmental agency, self-regulatory organization, branch, department, official, or entity and any court, tribunal or arbitrator); or

(d)          body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“GP Agreement”— as defined in Section 4.4.

“Guaranteed Obligations” – as defined in Section 13.17.

“HSR Act”— the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

6

“Indebtedness”— means, as of any particular time with respect to the Acquired Companies, without duplication, (i) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money (excluding all intercompany indebtedness between or among the Acquired Companies), (ii) obligations evidenced by notes, debentures, bonds or other similar instruments or other debt securities for the payment of which any of the wholly owned Acquired Companies is responsible or liable (excluding all intercompany indebtedness between or among the Acquired Companies), (iii) all obligations of the Acquired Companies under leases required in accordance with the GAAP to be capitalized on a balance sheet of the Acquired Companies, (iv) all “make-whole” or similar premium, change of control fees or premiums, breakage costs, fees, or additional interest accruing after the Closing Date payable pursuant to the terms of a debt document, (v) all outstanding obligations of the Acquired Companies under any interest rate or currency swap transaction, cap, collar or other hedging arrangements (whether interest rate or otherwise) (valued at the termination cost thereof); (vi) all outstanding obligations of the Acquired Companies for the reimbursement of any obligor on any letter of credit (to the extent such letter of credit has been actually drawn); and (vii) all management fees payable. Notwithstanding the foregoing, “Indebtedness” shall not include (a) any bank guarantees and (b) non-cancellable purchase commitments, surety bonds and performance bonds. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (before taking into account the consummation of the transactions contemplated hereby).

“Indemnified Party”— as defined in Section 11.7(a).

“Indemnitor”— as defined in Section 11.7(a).

“Infringement”— as defined in Section 3.16(b).

“Intellectual Property”— means all United States, foreign and international trademarks, trade names, service marks, trade dress and Internet domain names, together with all goodwill associated with the foregoing, copyrights, rights in Software and Internet websites, registrations and applications to register or renew the registration of any of the foregoing, patents, patent applications, utility models and industrial designs, together with all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, rights in Trade Secrets and similar intellectual property rights.

“Intellectual Property Assets”— as defined in Section 3.16(a).

“Interim Financial Statements”— as defined in Section 3.4(b).

“IT Systems”— means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, wide area network and other information technology infrastructure and equipment owned, leased or licensed by the Acquired Companies.

“Law” — means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Body.

“Leased Real Property Documents”— as defined in Section 3.6.

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“Legal Requirement”— any federal, state, local, municipal, foreign, international, multinational, or other administrative order, executive order, constitution, law, ordinance, principle of common law, court order, rule, consent, decree, regulation, license, permit, statute, or treaty.

“Liabilities” —means all Indebtedness, obligations and other liabilities of a Person, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidated Claim Notice” –as defined in Section 11.7(a).

“Malware”— means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software designed to or able to, without the knowledge and authorization of the Acquired Companies, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Period”— means the first period of twenty five (25) consecutive calendar days after the date hereof throughout and at the end of which (a) Buyers shall have the Required Information, and the Required Information shall be complete (provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Buyers a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Buyers in good faith reasonably believe the Marketing Period has not commenced and within five calendar days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with specificity why they believe the Marketing Period has not commenced)) and (b) the conditions set forth in Article VIII (Conditions Precedent to Buyers’ Obligation to Close) shall be satisfied (excluding conditions that, by their nature, are satisfied at Closing) and nothing has occurred and no condition exists that would be reasonably likely to cause any of the conditions set forth in Article VIII to fail to be satisfied assuming the Closing were to occur any time during such 25 consecutive calendar day period; provided that (i) such consecutive day period shall (x) not commence prior to January 5, 2015 and (y) not be required to be consecutive to the extent it would include May 22, 2015 through May 25, 2015 (which dates set forth in this clause (y) shall be excluded for purposes of the 25 calendar day period) and (ii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, (A) financial statements included in the Required Information become stale such that a registration statement including such financial statements would not be permitted to be declared effective by the SEC on the last day of such 25 consecutive calendar day period under Rule 3-12 of Regulation S-X promulgated under the Securities Act, in which case the Marketing Period shall not be deemed to commence unless and until the earliest date on which Sellers have furnished Buyers with such updated Required Information, (B) Ernst & Young shall have withdrawn its audit opinion with respect to any of the annual financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young or another nationally-recognized independent public accounting firm, or (C) Sellers have determined to restate any historical financial statements of the Acquired Companies included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or Sellers subsequently conclude that no restatement shall be required in accordance with GAAP.

8

“Material Adverse Effect”— means any change, event or development that is materially adverse to the assets, rights, liabilities, business, financial condition or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any adverse change, event or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners or employees; (B) any adverse change, event or development attributable to conditions affecting the industry and markets in which the Acquired Companies operate, the U.S. economy or capital or financial markets generally; (C) any adverse change, event or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Buyers have consented; (D) changes in Legal Requirements after the date hereof; (E) changes in GAAP after the date hereof; or (F) acts of war, sabotage or terrorism, or any escalation or material worsening of any such acts of war, sabotage or terrorism, provided, that the exceptions set forth in clauses (B), (D) and (E) shall only apply to the extent that such change, effect, event, occurrence, state of facts or development does not have or cause a disproportionate adverse effect on the Acquired Companies, taken as a whole, relative to Persons in the Acquired Companies’ market or industry.

“Material Contracts”— as defined in Section 3.12.

“Materiality Qualifiers”— means qualifications as to materiality or Material Adverse Effect (or any similar qualification) in any representation or warranty set forth herein.

“Net Working Capital”— means (i) the Acquired Companies' current assets (excluding amounts included in Cash and deferred Tax assets) as of the Reference Time less (ii) the Acquired Companies' current Liabilities (excluding deferred tax liabilities and amounts included in Indebtedness and Transaction Expenses) as of the Reference Time, each as determined in accordance with the Accounting Procedures.

“OFAC”— as defined in Section 3.9(d).

“Order”— any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

“Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws of a corporation or charter; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization or formation, limited liability company agreement of a limited liability company or operating agreements; and (e) all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

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“Owned Real Property Documents”— as defined in Section 3.6.

“Outstanding Claims”— as defined in Section 11.12.

“Parent”— means NCI Building System, Inc. and any successor in interest thereto.

“Parent SEC Filing” — as defined in Section 6.8(iv).

“PATRIOT Act”— the USA Patriot Act of 2001 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Payoff Letters”— as defined in Section 6.6(a).

“Permitted Encumbrances”— means (a) liens for property taxes and assessments or other government charges or levies not yet in default or the validity of which is being contested in good faith by appropriate proceedings so long as adequate reserves have been made, (b) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens which are not overdue for a period of more than 60 days arising in the ordinary course of business or the basis for which is being contested and adequate provision therefor has been made in the books of the appropriate entity, and (c) liens arising out of pledges or deposits under workers' compensation, unemployment insurance, old age laws, or to secure the performance of bids, tenders or contracts or to secure statutory obligations of surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business and which are not overdue.

“Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, a limited liability partnership, joint venture, estate, trust, a business trust, association, organization, labor union or other entity or governmental body.

“Pre-Closing Tax Periods”— means collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.

“Pre-Closing Taxes”— means any and all Taxes and claims for Taxes (a) that are imposed on, allocated or attributable to or incurred or payable by any Acquired Company for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a), (b)  arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of any Acquired Company having been a member of a consolidated, combined, affiliated, unitary or other similar Tax group prior to the Closing, (c) that are imposed by reason of any Acquired Company having Liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, or (d) arising as the result of any inclusion under Section 951 of the Code at the end of the taxable year of any Subsidiary that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions not in the ordinary course of business occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing, in each case excluding any current Tax liabilities properly and specifically accounted for in the calculation of Net Working Capital.

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“Prime Rate”—means the prime lending rate as reported in the Eastern U.S. Edition of The Wall Street Journal from time to time as the base rate on corporate loans.

“Property” and “Properties”— as defined in Section 3.6(a).

“Purchase Price”— as defined in Section 2.2(a).

“Reference Time”— means 11:59 PM New York City time on the day prior to the Closing Date.

“Regulated Materials”— means any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated a hazardous substance, pollutant, contaminant, solid waste, hazardous waste, industrial waste, hazardous material, toxic substance or words of similar meaning or effect pursuant to any Environmental Law, including but not limited to (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601(14) and 9602; (ii) the Clean Water Act, 33 U.S.C.A. §1321(b)(2)(A); (iii) the Clean Water Act, 33 U.S.C.A. §1317(a) and 1362(13); (iv) the Clean Air Act, 42 U.S.C.A. §7412(a)(1); (v) the Toxic Substances Control Act, 15 U.S.C.A. §2606(f); (vi) the Resource, Conservation and Recovery Act, 42 U.S.C. §§6903(5) and 6921; and (b) any other substance identified in any present or future law as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation. “Regulated Materials” shall also include: (i) asbestos, petroleum, crude oil, waste oil, solvents, gasoline, natural gas, liquefied natural gas, synthetic fuel, or other petroleum, oil, or gas based products; (ii) nuclear, radioactive, or atomic substances, mixtures, wastes, compounds, materials, elements, products, or matters; and (iii) any other substance, mixture, waste, raw materials, ore, pollutants, contaminants, compound, material, element, product or matter that presents or may present an imminent and substantial danger to the public health or welfare or to the environment upon its release or requires or may reasonably be foreseen to require an order requiring cost of cleanup.

“Regulation FD” – means Regulation Fair Disclosure, promulgated under the Exchange Act.

“Regulation S-K” – means Regulation S-K, promulgated under the Securities Act.

“Relevant Persons”— as defined in Section 3.9(d).

“Representative”— with respect to a particular Person, any partner, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consents”— as defined in Section 8.3(b).

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“Required Information”— as defined in Section 6.8(a).

“Response Period”— as defined in Section 11.7(a).

“Retained Liabilities”—means only the following specified obligations of the Acquired Companies: (A) liabilities arising under Section 8325 (relating to wrongful act of partner) and Section 8326 (relating to breach of trust by partner) of the Pennsylvania Uniform Partnership Act, 15 PA. Cons. Stat. § 8301 et. seq., and (B) obligations arising under this Agreement, subject to the terms of Article XI hereof.

“Reverse Termination Fee”— as defined in Section 10.2.

“SEC” – means the U.S. Securities and Exchange Commission.

“Securities Act”— the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Allocations” — means an allocation of amounts to be distributed under this Agreement and under the Escrow Agreement, which allocation shall be made 80% to Riverfront Capital Fund and 20% to SMST Management Corp.

“Seller Indemnified Parties” — as defined in Section 11.3.

“Sellers”— means SMST Management Corp., a Pennsylvania Corporation, and Riverfront Capital Fund, a Pennsylvania limited partnership.

“Seller Related Parties”— as defined in Section 13.15(a).

“Significant Customer”— as defined in Section 3.25.

“Significant Supplier”— as defined in Section 3.25.

“Software”— means computer software, including application software, system software, firmware and middleware, including all source code and object code versions of the foregoing, in any and all forms and media, and all related documentation.

“Straddle Period”— as defined in Section 12.1(a).

“Subsidiaries”—with respect to any Person (the “Owner”) that is not an individual, any other Person, other than an individual, of which securities or other interests having the power to elect a majority of that Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of the Owner’s other Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Target Net Working Capital”— means $15,955,000.

“Tax Accountant”—as defined in Section 12.1(b).

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“Taxes”— as defined in Section 3.7.

“Tax Return” — means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Claim”— as defined in Section 11.8.

“Trade Secrets”— means all inventions, processes, designs, formulae, models, alogrithms, trade secrets, know-how, customer lists, ideas, research and development, data, databases and confidential information.

“Transaction Expenses”— means all fees, costs, and expenses of the Acquired Companies, whether accrued for or not, in each case in connection with the transactions contemplated hereby, incurred or payable prior to Closing and not paid prior to or simultaneous with Closing (i) payable to professionals (including investment bankers, attorneys, accountants and other consultants) and advisors retained by any Acquired Company, (ii) any change in control bonus, transaction bonus or retention or other compensatory payment to be made to any current employee, director or officer of any of the Acquired Companies at or after the Closing pursuant to any agreement to which any of the Acquired Companies is a party prior to the Closing which become payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by any Acquired Company in connection with any payments made or sale bonuses paid to current or former employees on or prior to Closing; provided, that in no event shall “Transaction Expenses” include any of the foregoing payments that are triggered by a termination of employment which occurs following the Closing.

“Unrecovered Environmental Indemnity Costs” – as defined in Section 7.4.

“Unliquidated Claim” – as defined in Section 11.7(a).

“VDA’s” – as defined in Section 12.3.

“Year-End Balance Sheet”— as defined in Section 3.4(a).

1.2          Other Interpretive Provisions.

(a)          The words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)          The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

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(c)          The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(d)          Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e)          The terms “day” and “days” mean and refer to calendar day(s).

(f)          The terms “year” and “years” mean and refer to calendar year(s).

(g)          The word “or” is inclusive and not exclusive.

(h)          Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(i)          All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(j)          This Agreement shall not be construed as if prepared by one particular party, but rather according to its fair meaning as a whole, as if all parties had prepared it and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
SALE AND TRANSFER OF INTERESTS; CLOSING

2.1                 Acquisition.

(a)          Subject to the terms and conditions of this Agreement, Sellers will sell and transfer the Acquired Interests to Buyers and Buyers will purchase the Acquired Interests from Sellers at the Purchase Price as determined pursuant to Section 2.2 hereof, free and clear of all Encumbrances. The sale and delivery of the Acquired Interests and the other transactions contemplated hereby are collectively referred to herein as the “Acquisition.”

(b)          At the Closing, Buyers shall: (i) deliver to Sellers cash by wire transfer in an amount equal to the Estimated Closing Date Purchase Price (as defined in Section 2.2(b) below) less Thirty-Five Million Dollars ($35,000,000) (“Escrow Funds”), such amount to be allocated between Sellers in accordance with the Seller Allocations; and (ii) deliver to the Escrow Agent the Escrow Funds, to be held and administered in accordance with the terms and conditions of an Escrow Agreement in such form as shall be reasonably acceptable to the parties, to be entered into on the Closing Date by Buyers, Sellers and the Escrow Agent (the “Escrow Agreement”). All fees and expenses of the Escrow Agent shall be paid by the parties in accordance with the Escrow Agreement.

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(c)          At the Closing, Sellers shall transfer, sell and deliver to Buyers, and Buyers shall purchase and accept from Sellers the Acquired Interests, free and clear of all preemptive rights, liens, claims and Encumbrances.

2.2                  Purchase Price.

(a)          The Purchase Price will be Two Hundred Forty Five Million Dollars ($245,000,000) (the “Base Amount”), subject to the further adjustments in this Section 2.2 (the “Purchase Price”).

(b)          At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyers a statement setting forth its good faith estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”), each as of the Reference Time (the “Estimated Closing Statement”). The “Estimated Closing Date Purchase Price” shall be the Base Amount, plus (i) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital or minus the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital, as the case may be, plus (iii) the Estimated Cash, minus (iv) the Estimated Indebtedness, minus (v) the amount of the Estimated Transaction Expenses. After delivery of the Estimated Closing Statement by the Company and prior to the Closing, Buyers and their accountants and other Representatives shall be permitted to review the books and records of the Acquired Companies and any work papers related to the preparation of the Estimated Closing Statement.

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(c)          Not later than sixty (60) days after the Closing Date, Buyers shall deliver to Sellers a statement showing the Cash, Indebtedness, Net Working Capital and Transaction Expenses (together with a reasonable explanation of Buyers' determination thereof) (the “Closing Statement”) prepared by Buyers. The Closing Statement shall be prepared from the books and records of the Acquired Companies in accordance with the accounting procedures set forth on Exhibit 2.2(c) hereto (the “Accounting Procedures”) and the provisions of this Agreement. Buyers' statement of Closing Date Net Working Capital shall be subject to review by Sellers. After delivery of the Closing Statement, Buyers shall provide Sellers and their Representatives with reasonable access at reasonable times to review all financial information, work papers, schedules, memoranda and other documents related to the preparation of Closing Statement. Within forty-five (45) days following the date of delivery of the Closing Statement, Sellers shall advise Buyers whether they object to Buyers' determination. Unless Sellers deliver to Buyers, not later than the forty-fifth (45th) day after the Closing Statement is delivered to Sellers, a letter specifying their objection(s) to any of the determinations set forth in the Closing Statement (together with a reasonable explanation of Sellers' basis for such objection(s)) (the “Dispute Letter”), then the Closing Statement shall be conclusive, binding on and non-appealable by the parties. In the event that Sellers timely deliver the Dispute Letter and Buyers and Sellers, after negotiating in good faith, cannot reach final resolution within fifteen (15) days after delivery of the Dispute Letter, the issues in dispute will be submitted by Buyers and Sellers to an independent certified public accounting firm of the United States, which shall be independent of both Buyers and Sellers for the two years preceding the Closing Date and mutually acceptable to Buyers and Sellers (the “Accountants”) for resolution. In the event Buyers and Sellers are unable to agree upon a mutually acceptable firm, Buyers and Sellers shall each select an independent certified public accounting firm of the United States, which shall be independent of the selecting party for the two years preceding the Closing Date, and the two firms so selected shall mutually agree upon a third independent certified public accounting firm of the United States, which shall be independent of both Buyers and Sellers for the two years preceding the Closing Date, which third firm shall serve as the Accountants. The Accountants shall consider only those items and amounts that were identified in the Dispute Letter that Sellers and Buyers have not resolved during such fifteen (15) day period. The Accountants’ determination shall be based solely on the Accounting Procedures, the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the provisions of this Agreement, including this Section 2.2(c). Each party will furnish to the Accountants such paperwork and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any materials relating to the determination and to discuss the determination with the Accountants. The Accountants’ determination shall not introduce any new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those utilized in preparing the Closing Statement. Further, the Accountants’ determination shall be based solely on the presentations by Buyers and Sellers that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). In no event shall the Accountants’ determination of the unresolved disputed items be for an amount outside the range of Buyers’ determination thereof in the Closing Statement or Sellers’ determination thereof in the Dispute Letter. The Accountants’ final determination of shall be made within thirty (30) days of their engagement, which determination shall be set forth in a written notice delivered to all parties by the Accountants and shall be conclusive, binding on and non-appealable by the parties. The cost and expenses of the Accountants' services shall be borne one half by Buyers and one half by Sellers.

(d)          If the Final Closing Date Purchase Price is less than the Estimated Closing Date Purchase Price, the Escrow Agent under the Escrow Agreement shall promptly pay such difference to Buyers out of the Escrow Funds by wire transfer of immediately available funds to one (1) or more accounts designated by Buyers. If the Final Closing Date Purchase Price is greater than the Estimated Closing Date Purchase Price, Buyers shall pay the difference to Sellers by wire transfer of immediately available funds to one (1) or more accounts designated by Sellers in accordance with the Seller Allocations. Payment shall be made within 14 days after the earlier of the final determination by the parties, or the Accountants' delivery of its written report.

(e)          Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid. If the Buyers determine that such withholding of any such Tax is required by applicable Law, the Buyers will use commercially reasonable efforts to provide notice of the expected withholding at least five (5) Business Days prior to the date of withholding to the Person with respect to which the withholding is to be made (and the notice will include the legal authority and the calculation method for the expected withholding), and the parties hereto will use commercially reasonable efforts to cooperate to minimize the amount of the withholding.

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2.3         Closing. The consummation of the Acquisition (the “Closing”) will take place at the offices of Buchanan Ingersoll & Rooney PC, One Oxford Centre, 20th Floor, 301 Grant Street, Pittsburgh, PA 15219, at 10 a.m. local time on the second Business Day following the satisfaction or due waiver of all of the closing conditions set forth in Article VIII and Article IX hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date and/or time as is mutually agreed in writing by Buyers and Sellers; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the closing conditions set forth in Article VIII and Article IX (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall not occur until the earlier to occur of (a) a Business Day during the Marketing Period specified by Buyers on three (3) Business Days written notice to the Company and Sellers and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the closing conditions set forth in Article VIII and Article IX as of the date determined pursuant to this proviso).

2.4         Closing Obligations. At the Closing:

(a)          Sellers will deliver to Buyers:

(i)          general partner interest assignments in a form reasonably acceptable to Buyers;

(ii)         certificates executed by Sellers and the Company that each of their respective representations and warranties in this Agreement were accurate in all material respects as of the Closing Date as if made on the Closing Date and that each of the covenants required to be performed by Sellers and the Company as of the Closing Date has been performed in all material respects;

(iii)        the Escrow Agreement, as set forth in Section 2.1(b) hereto; and

(iv)        resignations of such officers and directors of the Acquired Companies to the extent required by Buyers in writing not later than five (5) Business Days prior to the Closing.

(b)          Buyers will deliver:

(i)          by wire transfer to the accounts specified in the Payoff Letters, all amounts necessary to discharge the then outstanding balance of all Indebtedness under the Credit Agreement and the Bonds, in each case, in the amounts specified by the holders of such Indebtedness in their respective Payoff Letters and included in the calculation of the Estimated Closing Date Purchase Price;

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(ii)         by wire transfer to accounts specified by Sellers an amount equal to the Estimated Closing Date Purchase Price less the Escrow Funds;

(iii)        the Escrow Funds by wire transfer to an account specified by the Escrow Agent; and

(iv)        certificates executed by Buyers to the effect that each of their respective representations and warranties in this Agreement were accurate in all material respects as of the Closing Date as if made on the Closing Date and that each of the covenants required to be performed by Buyers as of the Closing Date has been performed in all material respects.

2.5           Continuation of Partnership; Assumption of Liabilities.

(a)          The parties agree that the Company will continue as a Pennsylvania general partnership notwithstanding the assignment of the Acquired Interests to Buyers pursuant to the terms of this Agreement.

(b)          In structuring the transaction as the acquisition of the equity interests in the Company, it is the intent of the parties to replicate, to the extent possible, the effect of a sale of the stock of a business corporation. Buyers, therefore, agree to assume at the Closing, and thereafter pay, perform, discharge and satisfy as they become due, all of the Assumed Liabilities.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Buyers, as of the date hereof and as of the Closing Date. Such representations and warranties are subject to and qualified by any disclosure in any of the Schedules to be furnished to Buyers, provided, however, that disclosure in any section or subsection of the Schedules shall apply to any other section or subsection of the Schedules to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of the Schedules.

3.1          Organization and Good Standing. Schedule 3.1 contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or formation, and other jurisdictions in which it is authorized to do business. Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect. Sellers have delivered to Buyers complete copies of the Organizational Documents of each Acquired Company as currently in effect, and no Acquired Company is in violation of any provision of such Acquired Company’s Organizational Documents in any material respect.

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3.2          Authority; No Conflict.

(a)          The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and, no action on its part is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to the rights of creditors generally.

(b)          Except for any consents and notices specified in Schedule 3.2(b), neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the Acquisition (i) will (w) conflict with, result in any breach of, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under any the terms, conditions or provisions of the Organizational Documents of any Acquired Company, (x) conflict with or violate any provision of Law or Order of any court or other governmental agency to which any Acquired Company is subject or any of their respective properties or assets are subject, (y) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or result in a breach or violation of any of the terms of, or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or any indenture, mortgage, loan agreement, lease or other agreement or instrument to which any Acquired Company is a party (including any Material Contract or any material Permit) or by which it is bound, or (z) result in the creation or imposition of any Encumbrances other than Permitted Encumbrances on any assets of any of the Acquired Companies; and (ii) will result in the suspension, revocation, impairment, forfeiture or non-renewal of any license or permit necessary for the operation of the Acquired Companies, except in the case of clauses (y) and (z), as would not have, individually or in the aggregate, a Material Adverse Effect.

3.3          Capitalization; Equity Rights.

(a)          The Acquired Interests constitute all of the issued and outstanding partnership interests in the Company and there are no outstanding Commitments with respect to the partnership interests of the Company. The Acquired Interests are issued and outstanding and are owned by Sellers free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities laws). The Acquired Interests have been duly authorized and validly issued and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Organization Documents or any Contract to which the Company is a party.

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(b)          Schedule 3.1 contains a complete and accurate list for each Acquired Company of its capitalization (including the identity of each stockholder, member, or partner and the number of shares or interests held by each and all capital stock or other equity interests issued). Except as set forth on Schedule 3.3(b), on the date hereof, (i) there are no shares or any other equity or voting security of an Acquired Company issued and outstanding, (ii) the Acquired Companies have not granted to any Person a right to acquire Commitments, (iii) neither the Company nor any of its Subsidiaries owns or holds the right to acquire any Commitments in any other Person, and (iv) there are no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares or other equity or voting securities (including any voting debt) of the Company (the items in clauses (i), (ii), (iii) and (iv), collectively, the “Company Securities”). Neither the Company nor any of its Subsidiaries is contractually obligated to repurchase, redeem or otherwise acquire any Company Securities, and neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the Acquired Interests on any matter.

(c)          Except as set forth on Schedule 3.3(c), each outstanding share or other ownership interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable (where applicable) and is held, directly or indirectly, by the Company or another Subsidiary of the Company, free and clear of all Encumbrances.

(d)          Except as set forth on Schedule 3.3(d), the Company and its Subsidiaries have no outstanding indebtedness for borrowed money and there are no outstanding guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of any other Person.

3.4          Financial Statements; Internal Controls

(a)          The Company has delivered to Buyers true and complete copies of audited consolidated balance sheets of the Company as of December 31, 2011, 2012, and 2013 (including the notes thereto) and the related statements of income and cash flow and for the period then ended, together with the report thereon of Ernst & Young, certified public accountants (the “Audited Financial Statements”). The Company's December 31, 2013 balance sheet being hereinafter referred as, the “Year-End Balance Sheet.”

(b)          The Company has delivered to Buyers copies of the unaudited consolidated balance sheet of the Company as of September 30, 2014 and related statements of income and cash flow for the nine (9) month period then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements are subject to normal recurring year-end adjustments and the absence of notes.

(c)          The financial statements referred to in Section 3.4(a) and (b) are sometimes collectively referred to in this Agreement as the “Financial Statements.” The Financial Statements fairly present in all material respects the financial condition and the results of operations and cash flow of the Acquired Companies, on a consolidated basis, as of the respective dates of and for the periods referred to in such financial statements, all in conformity with GAAP, subject in the case of Interim Financial Statements, to normal recurring year-end adjustments (which would not, individually or in the aggregate, be material) and the absence of notes. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Schedule 3.4(c) contains the complete and accurate Financial Statements.

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(d)          Except as set forth in Schedule 3.4, the Acquired Companies have in place a system of internal accounting controls with respect to the business conducted thereby which is sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any difference.

3.5          Personal Property. Except as set forth on Schedule 3.5, the Acquired Companies have good and valid title to all of their respective tangible personal property, owned, licensed or leased (pursuant to a valid and enforceable license or lease), subject only to Encumbrances which are reflected in the Financial Statements and except for Permitted Encumbrances.

3.6          Real Property Interests.

(a)          Schedule 3.6(a) contains a true and complete list of all real property now owned, leased, subleased, licensed, controlled or operated, in whole or in part, or held under an option to purchase, an occupancy agreement or otherwise used or operated by any of the Acquired Companies as of the date hereof (individually, a “Property” and, collectively, the “Properties”) and the record title holder or landlord, the address and tenant or subtenant, if applicable. The Properties comprise all of the real property associated with and necessary for the operations of business of the Acquired Companies. The Company has furnished or made available to Buyers complete and accurate copies of all (i) deeds and title reports prepared by title insurance companies (“Owned Real Property Documents”), and (ii) leases, sub-leases, licenses and occupancy agreements (“Leased Real Property Documents”), with respect to the Properties. Except as set forth on Schedule 3.6(a), each of the Acquired Companies, respectively, has good and marketable fee simple or leasehold title, as the case may be and as specified on Schedule 3.6(a), to and are lawfully seized and in possession of each of the Properties which it owns or leases, together with all buildings, improvements, appurtenant rights, privileges and easements free and clear of all Encumbrances except Permitted Encumbrances.

(b)          Except as set forth on Schedule 3.6(b), (i) each Leased Real Property Document is valid, binding and in full force and effect and none of the Acquired Companies are in material breach or default under any Leased Real Property Document and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both would constitute a breach of any Leased Real Property Document; (ii) the Company has sufficient title to such easements, rights of way and other rights appurtenant to each owned Property as is necessary to permit ingress and egress to and from the owned Property to a public way; (iii) neither the Company nor any Affiliate thereof has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the owned Property or the Company’s right, title, or interest in the leased Property, and (iv) neither the Company nor any Affiliate thereof owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the owned Properties or the Company’s right, title, or interest in the leased Properties or any portion thereof or interest therein or any other real property.

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(c)          With respect to the Properties: (i) the Acquired Companies are in compliance in all material respects with all zoning Laws and building codes applicable to the Properties owned by the Acquired Companies, (ii) the Acquired Companies have all permits, licenses and approvals with respect to the ownership of the Properties owned by the Acquired Companies and the use and occupancy of their respective Properties, the lack of which would materially interfere with the current use of the Properties or which would have a Material Adverse Effect, (iii) the Acquired Companies have reasonable access to the Properties owned by the Acquired Companies and have not received any notice and have no actual knowledge of any condemnation, expropriation or other like proceeding in eminent domain or pending federal, state or local plans to restrict or change access from any highway or road system in the vicinity of any of the Properties owned by the Company; and (iv) neither Sellers nor the Acquired Companies have received any notice of any pending change in zoning laws and/or other land use restrictions that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use of the Properties owned by the Acquired Companies.

3.7         Taxes.

(a)          Except as set forth on Schedule 3.7(a), (i) the Acquired Companies have duly and timely filed all Tax Returns relating to all income, excise, property, sales, franchise, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add on minimum or estimated tax, assessment, charge, levy, and all other taxes and similar assessments, customs duties, charges and fees of any kind whatsoever (including interest, penalties and additions to such taxes and any interest in respect of such penalties and additions) imposed by the United States or any state, local or foreign government (“Tax” or “Taxes”) required to be filed by them, which Tax Returns are true, correct and complete in all material respects, and have duly and timely paid all Taxes required to be paid by each Acquired Company, (ii) no notices respecting asserted or assessed and unresolved deficiencies or any adjustment for any Tax have been received by any Acquired Company for any Tax periods, other than such notices that have been resolved prior to the date of this Agreement, (iii) there is no investigation or claim by any Tax authority or other administrative or judicial proceeding with respect to Taxes presently pending or, to the Knowledge of the Company, threatened with respect to an Acquired Company, and no Acquired Company is a party to any action or proceeding by any governmental authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened, (iv) the Acquired Companies have duly and timely made all withholdings of Taxes that are required to be withheld and such withholdings have either been paid to the respective governmental agencies or properly set aside in accounts for such purpose, (v) neither any Seller nor an Acquired Company have filed any consent of the type described under Section 341(f) of the Code, (vi) there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies, (vii) all accounting entries (including charges and accruals) for Taxes with respect to the Acquired Companies reflected on the Financial Statements are adequate to cover any material Tax liabilities accruing through the end of the last period covered on such Financial Statements, and since the end of the last period, none of the Acquired Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax asset, (viii) to the Knowledge of the Company, no Tax authority in a jurisdiction where an Acquired Company does not file a particular type of Tax Returns or pay a particular type of Taxes has asserted that the Acquired Company is or may be required to file such Tax Return or pay such type of Taxes in that jurisdiction, (ix) no Acquired Company has any liability for Taxes of any Person (other than the Acquired Companies) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, and (x) no Acquired Company has participated in a “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations. The Company has furnished or made available to Buyers true and complete copies of each income Tax Return and other material Tax Returns filed by an Acquired Company for the three most recent fiscal years.

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(b)          The Acquired Companies are not currently pursuing an appeal of any tax imposed against an Acquired Company.

(c)          The Company has been classified as a partnership for U.S. federal income Tax purposes since its formation. Each Subsidiary that is a limited liability company has been disregarded as an entity separate from its owner for U.S. federal income Tax purposes since its formation. None of the Acquired Companies has made any entity classification elections under Treasury Regulation Section 301.7701-3.

3.8          Employee Benefits.

(a)          Set forth on Schedule 3.8(a) is a list of each Employee Benefit Plan. “Employee Benefit Plan” means any plan, agreement, program, policy or arrangement (whether or not in writing) (i) (x) that is maintained, sponsored or contributed to by the Acquired Companies or (y) under which any Acquired Company has or may have any present or future obligations or liability and (ii) that provides compensation or employee benefits of any kind to current or former employees of, or independent contractors (who are natural persons) to, any of the Acquired Companies or their dependents or beneficiaries (collectively, the “Affected Persons”). The term “Employee Benefit Plan” includes, but is not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA; any deferred compensation, pension, profit-sharing, retirement, stock purchase or stock option, hospitalization or other medical, life or other similar insurance plan; any employment agreement or offer letter; any plan or policy that provides for the payment of severance benefits, salary continuation, benefits to executives, salary in lieu of notice or similar benefits; and any plan or agreement that provides retention, transaction or change-in-control payments or benefits.

(b)          With respect to each Employee Benefit Plan, true and complete copies of the following documents have been provided or made available to Buyers or their representatives prior to the date hereof, to the extent applicable: (i) the most recent plan documents and all amendments thereto, (ii) the most recent trust instruments and insurance contracts, (iii) the most recent Form 5500 filed with the Internal Revenue Service, (iv) the most recent summary plan description, and (v) the most recent determination or opinion letter issued by the Internal Revenue Service. No Acquired Company has communicated to any current or former employee any intention or commitment to amend or modify any Employee Benefit Plan or to establish or implement any other employee benefit or compensation plan or arrangement.

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(c)          The Acquired Companies have not incurred any ERISA Affiliate Liability prior to the date of this Agreement, nor will the Acquired Companies incur any ERISA Affiliate Liability following the Closing by reason of having been an ERISA Affiliate of any Person prior to the Closing.

(d)          Schedule 3.8(d) lists each Employee Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and each Employee Benefit Plan that is a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(e)          Each of the Employee Benefit Plans is in compliance in all material respects with its terms and all applicable Legal Requirements, including, without limitation, the currently applicable provisions of ERISA and the Code. Each Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA and which is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the Knowledge of the Company, threatened litigation or governmental audit, examination or investigation relating to the Employee Benefit Plans that would be likely to result in a material liability to any Acquired Company. All contributions required to be made to any Employee Benefit Plan by applicable Legal Requirement or by any plan document, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full.

(f)          Other than routine claims for benefits under Employee Benefit Plans, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims by or on behalf of (i) any Employee Benefit Plan, by any employee or beneficiary covered under any Employee Benefit Plan, or otherwise involving any Employee Benefit Plan or (ii) any Affected Person relating to his or her employment, termination of employment, compensation or employee benefits.

(g)          None of the Acquired Companies nor any of their ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a Multiemployer Plan that has not been satisfied in full prior to the date of this Agreement, and no such future withdrawal liability is reasonably expected to be incurred. No Multiemployer Plan is in “endangered status” or “critical status” within the meaning of section 432 of the Code, nor is any Multiemployer Plan in “reorganization” or “insolvent”.

(h)          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (alone or in combination with any other event) (i) entitle any Affected Person to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Affected Person, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Benefit Plan or impose any restrictions or limitations on the Acquired Companies’ rights to administer, amend or terminate any Employee Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any Acquired Company as a result of the imposition of the excise taxes imposed by Section 4999 of the Code or any taxes imposed by Section 409A of the Code.

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3.9         Compliance with Law; Governmental Consents.

(a)          Except for matters pertaining to employee benefits (which are provided for in Section 3.8) and environmental matters (which are provided for in Section 3.14), each of the Acquired Companies is being and, since January 1, 2011, has been conducted in accordance with all applicable Laws, regulations and other requirements of all U.S. and foreign national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, in each case, in all material respects. Since January 1, 2011, none of the Acquired Companies has received a notice or other communication alleging or relating to a possible material violation of any applicable Law.

(b)          All approvals, filings, permits, licenses, operating certificates, franchises, variances, exemptions, orders, authorizations and consents of Governmental Bodies (collectively, “Permits”) required to conduct, and material to, the business of the Acquired Companies are in the possession of the Acquired Companies, are in full force and effect and each Acquired Company is and, since January 1, 2011, has been in compliance with the terms of such Permits and with any requirements, standards or procedures of the Governmental Bodies that issued such Permits, in each case, in all material respects. Schedule 3.9(b) lists all Permits held by the Acquired Companies as of the date hereof. Since January 1, 2011, none of the Acquired Companies has received any notice from any Governmental Body in respect of any revocation, non-renewal, adverse modification or cancellation of any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. None of the Acquired Companies has received any claim or notice of any limitation or proposed limitation on any such Permit.

(c)          Except for (x) the HSR Act and (y) as set forth on Schedule 3.9(c), (i) no Acquired Company is required to submit any material notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby and (b) no material consent, approval or authorization of any Governmental Body is required to be obtained by any Acquired Company in connection with the Company’s execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

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(d)          Each of the Acquired Companies respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Acquired Companies (the “Relevant Persons”), have not in the course of their actions for, or on behalf of, any Acquired Company or controlled Affiliate, engaged directly or indirectly in transactions connected with any of North Korea, Cuba, Iran, Syria, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or any applicable United Nations, European Union or other international sanctions regime, including specially designated nationals and blocked persons designated by the OFAC and no Relevant Person is any such person. None of the officers, directors or, to the knowledge of the Company, any of the employees, of any Acquired Company is a Government Official, and, to the knowledge of the Company, there is no existing family relationship between any such Person and any Government Official.

3.10       Legal Proceedings; Orders. Except as set forth in Schedule 3.10 hereto, as of the date hereof (i) there are no Actions pending or to the knowledge of the Company threatened at Law or in equity against the Acquired Companies or their respective properties, Assets or business in any federal, state or local court or agency that seeks, either individually or in the aggregate, (A) more than $50,000 in damages, or (B) injunctive relief and (ii) the Acquired Companies are not subject to any material settlement, stipulation, or in default under Order of any Governmental Body.

3.11       Absence of Certain Changes and Events; Undisclosed Liabilities.

(a)          Except as set forth in Schedule 3.11, since the date of the balance sheet included in the Interim Financial Statements, (i) the Acquired Companies have conducted the business in the ordinary course consistent with past practices; (ii) none of the Acquired Companies have suffered any change, effect, event, occurrence, state of facts, circumstance or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) there has not been:

(A)         any material damage or destruction, loss or other casualty, however arising and whether or not covered by insurance;

(B)         any material Indebtedness incurred by the Acquired Companies for borrowed money, except in the ordinary course of business;

(C)         any material change in the accounting methods or practices of the Acquired Companies or any change in depreciation or amortization policies or rates theretofore adopted;

(D)         any mortgage, pledge or other encumbering of any property, right or asset of the Acquired Companies that is material to the business they now conduct;

(E)         any loans or advancements to any of its directors officers or employees;

(F)         any acquisition or Contract to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof;

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(G)         any sale, transfer, lease, abandonment or other disposal of any material portion of the properties, rights or assets of the Acquired Companies taken as a whole (whether real, personal or mixed, tangible or intangible);

(H)         any commencement or settlement of any Action, other than any Action brought or pending against any Acquired Company that was settled for an amount equal to or less than $250,000 and does not restrict the Acquired Companies conduct of business in any manner;

(I)         any grant by the Acquired Companies of any material increase in compensation payable to or to become payable to any employee, except in the ordinary course of business and consistent with past practice;

(J)         any entry into, assumption, amendment or voluntary termination of any Material Contract (or any agreement that would be a Material Contract), other than Contracts (i) entered into in the ordinary course of business or (ii) providing for aggregate payments of no more than $250,000;

(K)         any capital expenditures made, or any commitment to make any capital expenditures, by the Acquired Companies which exceed $250,000 in the aggregate, for any tangible or intangible capital assets or rights, additions or improvements; and

(L)         any entry by the Acquired Companies into any binding agreement, whether in writing or otherwise, to take any action described in this Section 3.11.

(b)          The Acquired Companies do not have any material Liability, except for Liabilities (i) accrued or reserved against, in the balance sheets contained within the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Company Balance Sheet Date, or (iii) arising pursuant to the terms of any Material Contract set forth in Schedule 3.12 (other than Liabilities for default, breach or non-performance thereunder).

3.12        Contracts.

(a)          Schedule 3.12 contains a complete and accurate list, and the Company has delivered to Buyers true and complete copies of (or an accurate description of oral Contracts) Contracts that are in effect on the date hereof (including all modifications and amendments thereto and waivers thereunder), described as follows:

(i)          any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any Assets);

(ii)         any sales, distribution, agency or other similar Contract providing for the sale by any Acquired Company of materials, supplies, delivery of goods, performance of services, equipment or other assets that provides for aggregate payments to the Acquired Companies over the remaining term of the Contract of $500,000 or more;

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(iii)        any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Acquired Companies over the remaining term of such Contract of $250,000;

(iv)        any Contract (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any of the Acquired Companies, or (B) any Acquired Company has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business)

(v)         each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract or agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 per annum);

(vi)        each licensing agreement or other contract or agreement granting or restricting rights to use or practice patents, trademarks, copyrights, or other Intellectual Property, including such licenses granted by any Acquired Company to any other Person and licenses granted by any Person to any Acquired Company (in each case excluding licenses of “off-the-shelf”, “click-wrap” and “shrink-wrap” Software);

(vii)       each joint venture, partnership, and other contract or agreement (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person (including any Contract providing for joint research, development, marketing or distribution);

(viii)      each agreement pursuant to which any Person creates, develops or customizes on behalf of any of the Acquired Companies any Intellectual Property that is material to the business of any Acquired Company;

(ix)         any Contract containing non-competition or other limitations restricting the conduct of the business of any Acquired Company;

(x)          any Contract (A) that provides for annual payments of $250,000 and contains any “most favored nation” or similar provisions, or (B) contains exclusivity obligations binding on any of the Acquired Companies or their Affiliates;

(xi)         any agreement between any Acquired Company and any of their respective Affiliates (other than another Acquired Company);

(xii)        any Contract relating to any interest rate or currency swap, derivatives or other hedging transaction;

(xiii)       any settlement, conciliation or similar Contract with respect to the resolution of disputes with any Person and pursuant to which any outstanding obligations must be satisfied by any of the Acquired Companies after the date hereof;

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(xiv)      any collective bargaining agreement of any Acquired Company;

(xv)       any Contract or series of related Contracts, including any option Contracts, relating to the acquisition or disposition of any business, capital stock, or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise); and

(xvi)      any other Contract, commitment or arrangement that is, to the Knowledge of Sellers, material to the business.

(b)          Each Contract disclosed on Schedule 3.12 or required to be disclosed therein pursuant to this Section 3.12 (each, a “Material Contract”) are, valid, binding and enforceable against the Acquired Company party thereto in accordance with their terms and there is not under any of them any existing material breach, default, event of default or event which with the giving of notice of lapse of time, or both, would constitute a material default, by any of the Acquired Companies or, to the Company's knowledge, by any other party thereto, nor has any party thereto given notice of or made a claim with respect to any such breach or default. The Acquired Companies have delivered or made available to Buyers complete and accurate copies of all form customer contracts, agreements, instruments and disclosures currently used by the Acquired Companies.

3.13       Insurance. Schedule 3.13 hereto sets forth a complete and accurate list and description, including but not limited to deductibles thereunder, of all policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance (including fidelity bonds and similar instruments) presently in effect with respect to the Acquired Companies or relating to the business, Assets, properties or directors, officers or employees of the Acquired Companies. The Company has made available to Buyers true and correct copies of all such policies. All of the insurance policies of the Acquired Companies are in full force and effect, and no Acquired Company is in material default or has received notice of default under or cancellation of any such policies. All premiums due thereon covering all periods up to and including the Closing Date have been timely paid. To the knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under, any of such policies. There is no material claim by or with respect to any of the Acquired Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

3.14       Environmental Matters. Except as set forth in Schedule 3.14:

(a)          Each Acquired Company has obtained, and has made all appropriate filings for issuance or renewal of, all material registrations, permits, licenses and other authorizations (“Environmental Permits”) which: (i) are required to be obtained by any such Seller under all Environmental Laws, or (ii) relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Regulated Materials.

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(b)          Each Acquired Company (and each property owned, leased or operated by any of the Acquired Companies) at all times has been and is in compliance in all material respects with: (i) all terms and conditions of all permits, licenses and authorizations required under the terms of any Environmental Laws since January 1, 2009; (ii) all other, limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any of the Environmental Laws as applicable to such Acquired Company; and (iii) all plans, orders, decrees, judgments, injunctions, notices or demand letters applicable to such Acquired Company and issued, entered, promulgated or approved under any of the Environmental Laws.

(c)          No Acquired Company has received any notice that any past or present conditions, circumstances, activities, practices, incidents or actions of any Acquired Company relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Regulated Material or relating to any emission, discharge, release or threatened release into the environment of any Regulated Material: (i) may interfere with or prevent compliance or continued compliance by any Acquired Company with any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (ii) may give rise to any common law or legal liability; or (iii) may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation.

(d)          Since January 1, 2009 there is no and has not been any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of the Company, threatened against any Acquired Company relating in any way to the release or disposal of any Regulated Material at any location or to any violation of or liability under any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(e)          There is and has been no release of any Regulated Material at, in, on, under or from any properties currently or formerly owned, leased or operated by any Acquired Company which have resulted or would reasonably be expected to result in an investigation, remediation, corrective action or claim involving any Acquired Company. All underground and above-ground storage tanks located on any property now owned, leased or operated by each Acquired Company have been used and maintained by the Acquired Companies in material compliance with all applicable Environmental Laws.

(f)          No property now or, to the knowledge of the Company, previously owned, operated or leased by any Acquired Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), or the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”) or on any similar state or foreign list of sites requiring investigation or cleanup; and no lien has been filed against either the personal or real property of any Acquired Company under any Environmental Law.

(g)          To the knowledge of the Company, Buyers have been provided with copies of all environmental reports and studies conducted by Sellers within the ten (10) years preceding the date of this Agreement and in Sellers’ possession, concerning properties and facilities currently and formerly owned or leased by the Acquired Companies.

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3.15       Labor Relations.

(a)          Other than as set forth on Schedule 3.15(a), no Acquired Company has been or is a party to any collective bargaining or other labor contract. Other than as set forth in Schedule 3.15(a), since January 1, 2011, there has not been, there is not presently pending or existing and to the Company's knowledge there is not threatened (i) any strike, slowdown, picketing, work stoppage or other similar labor activity, (ii) any proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (iii) any application for certification of a collective bargaining unit. To the Company's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by either of the Acquired Companies and no such action is contemplated.

(b)          Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, immigration matters, the withholding and payment of income, social security and similar taxes, occupational safety and health and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated for failure to comply with the foregoing. All individuals who provide services to the Acquired Companies have at all times been accurately classified with respect to such services as an employee or an independent contractor and as exempt from overtime or as not so exempt.

(c)          No Acquired Company has incurred any Liability that remains unsatisfied under the WARN Act or any state or local Laws regarding the termination or layoff of employees.

3.16       Intellectual Property.

(a)          Schedule 3.16(a) contains a complete and accurate list and title or marked word (as applicable) of all Intellectual Property owned by or licensed to or purported to be owned by an Acquired Company (“Intellectual Property Assets”) that is (i) registered, issued or subject to an application for registration or issuance (other than Trade Secrets) and owned by an Acquired Company or (ii) owned by any other Person, registered issued or subject to application for registration or issuance that is used or licensed by any Acquired Company and which is material to the conduct of the business conducted by the Acquired Companies. Except as set forth on Schedule 3.16, the Intellectual Property Assets are exclusively owned by the Acquired Companies free and clear of all Encumbrances, are in good standing, subsisting and, to the knowledge of the Company, valid and enforceable.

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(b)          To the knowledge of the Company, no Acquired Company unlawfully or wrongfully uses, infringes, misappropriates, dilutes or otherwise violates (collectively, “Infringement”) any Intellectual Property rights of any Person or has engaged in any such Infringement in the past three years. In the past three years, no Acquired Company has received any letter or other written communication alleging any Infringement relating to any Intellectual Property. No notice, claim, suit, action, proceeding, offer to license in lieu of further action, demand or cease and desist letter is pending, or to the knowledge of the Company, threatened against any Acquired Company for Infringement or any other claim or proceeding relating to any Intellectual Property. No Intellectual Property Assets have been or are currently subject to any Infringement or otherwise made available for use by any Person without a license or permission from the Acquired Companies.

(c)          The Company owns or has secured valid licenses or other rights to use all Intellectual Property that is reasonably required for the conduct of the business of the Acquired Companies, as now conducted, other than those listed on Schedule 3.16(c). No owner, director, partner, member, officer or employee of any of the Acquired Companies owns directly or indirectly, in whole or in part, any Intellectual Property Asset. All Persons, including current and former employees and independent contractors, who create or contribute to any portion of, or otherwise would have rights in or to, any Intellectual Property Asset have executed valid and enforceable written agreements that validly and irrevocably assign to an Acquired Company all of their rights in and to such Intellectual Property Asset, or an Acquired Company owns such Intellectual Property Asset pursuant to applicable law.

(d)          Each Acquired Company has taken all commercially reasonable actions to protect the Intellectual Property Assets (including making and maintaining in full force and effect all necessary filings, registrations, and issuances) and all precautions to protect the secrecy, confidentiality and value of its Trade Secrets. To the knowledge of the Company, no Acquired Company is using any Intellectual Property Asset that is material to the business of the Acquired Companies in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Intellectual Property Asset. The Trade Secrets owned by the Acquired Companies are not part of the public knowledge or literature and to the Company's knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies.

3.17       Books and Records. The books of account, minute books, stock record books and other records of the Acquired Companies, all of which have been made available to Buyers, are complete and correct in all respects and have been maintained in accordance with sound business practices. The books of the Acquired Companies contain accurate and complete records in all material respects of all meetings held of, and actions taken by, the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.18       Condition of Assets. The buildings, plants, tangible assets, structures and equipment owned by the Acquired Companies (the “Assets”) are adequate for the uses to which they are being put, and none of the Assets is in need of maintenance or repairs that materially exceed historical levels for the Acquired Companies taken as a whole. The properties and rights of the Acquired Companies (whether real, personal, common, mixed and whether tangible or intangible) and Assets constitute all of the properties, rights and the Assets used by the Acquired Companies in the Acquired Companies’ businesses as such businesses are currently being conducted.

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3.19         Inventory and Reserves. Inventories of the Company are owned free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances that will be released at Closing. All inventory of the Acquired Companies, whether or not reflected in the Year-End Balance Sheet or the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice and are and will be in quantities sufficient for the ordinary course of business of the Company and its Subsidiaries consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Year-End Balance Sheet or the Interim Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be and in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.20         Related Parties. Except as set forth on Schedule 3.20, no Seller or any Affiliate of any Seller of any Acquired Company (a) is a party to any Contract or transaction with any Acquired Company or has engaged in any such transaction in the last twelve (12) months, or (b) owns, directly or indirectly, any interest or has the right to obtain any interest in (i) any property (whether real, personal, or mixed and whether tangible or intangible), owned by any Acquired Company or used in the Acquired Companies' businesses, or (ii) any Person that is a material supplier, customer, competitor, debtor or creditor of any Acquired Company. All transactions with Affiliates of any of the Acquired Companies have been made or entered into on terms that are no less favorable to such Acquired Company than those that could have been obtained from an unaffiliated third party.

3.21         Certain Payments. None of the Acquired Companies or, to the knowledge of the Company, any director, partner, officer, agent, or employee of any Acquired Company or any other Person acting for or on behalf of any Acquired Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement; (b) used any of its funds for unlawful contributions, loans, donations, gifts, entertainment, or other unlawful expenses relating to political activity; (c) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (d) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder, or any comparable foreign law or statue; (e) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies; or (f) made or agreed to make any other unlawful payment.

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3.22       Brokers, Finders, Etc.. Except as set forth on Schedule 3.22, the Company is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement and following the Closing neither the Company nor Buyers shall be liable for any claim of any broker, investment banker, finder or other intermediary based on any agreement made by or on behalf of the Company prior to the Closing. The Company is solely responsible for any payment, fee or commission that may be due to any such broker, investment banker, finder, or other intermediary in connection with the transactions contemplated hereby.

3.23       Information Technology. None of the Acquired Companies distributes or licenses to any other Person any Software that is derived from open source, shareware, freeware, “copyleft” or similar Software. Each Acquired Company has implemented reasonable backup, security and disaster recovery arrangements to ensure the continued operation of its businesses in the event of a disaster or business interruption. Except as would not reasonably be expected to cause a material and adverse effect on the business of the Acquired Companies, the IT Systems of each Acquired Company are (i) in good repair and operating condition and are adequate and suitable for the purposes for which they are being used, (ii) conform with their related documentation and (iii) do not contain any Malware that would reasonably be expected to interfere with the ability of such Acquired Company to conduct its business as presently conducted.

3.24       Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the Year-End Balance Sheet are, and all accounts, notes receivable and other receivables arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date will be, valid obligations, subject to normal and customary trade discounts.

3.25       Customers and Suppliers; Product Liability.

(a)          Set forth in Schedule 3.25(a) are the names of the ten (10) most significant customers (by revenue) of the Acquired Companies (each, a “Significant Customer”) for the twelve-month period ended December 31, 2013 and the amount for which each such customer was invoiced during such period (treating affiliated customers as a single customer). Neither Sellers nor the Acquired Companies has received any written notice that any Significant Customer has ceased, or will cease, to purchase or use the products, equipment, goods or services of the Acquired Companies, or has substantially reduced, or will substantially reduce, the purchase of such products, equipment, goods or services in any material respect at any time following date hereof, including as a result of the transactions contemplated hereby.

(b)          Set forth in Schedule 3.25(b) are the names of the ten (10) most significant suppliers (by purchases) of the Acquired Companies (each, a “Significant Supplier”) for the twelve-month period ended December 31, 2013 and the amount paid to each such supplier during such period (treating affiliated suppliers as a single supplier). Neither Sellers nor the Acquired Companies has received any written notice that any Significant Supplier has ceased, or will cease, to supply or make available the products, equipment, goods or services currently supplied to the Business, or has substantially reduced, or will substantially reduce, the supply of, or has substantially increased, or will substantially increase, the price charged to the business for, such products, equipment, goods or services in any material respect at any time following date hereof, including as a result of the transactions contemplated hereby.

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(c)          Except as set forth in Schedule 3.25(c), there is no pending, and at no time during the last five (5) years has there been any, recall or similar action with respect to, any of the products sold delivered by the Acquired Companies during the last five (5) years.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally and not jointly makes the following representations and warranties to Buyers, as of the date hereof and as of the Closing Date. Such representations and warranties are subject to and qualified by any disclosure in any of the Schedules to be furnished to Buyers, provided, however, that disclosure in any section or subsection of the Schedules shall apply to any other section or subsection of the Schedules to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of the Schedules.

4.1           Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

4.2           Authorization of the Transaction. Seller has full power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform such Seller’s obligations hereunder. This Agreement has been, and the Escrow Agreement, at the Closing, will have been, duly executed and delivered by Seller and constitute, or will constitute as applicable, the valid and legally binding obligation of Seller, enforceable in accordance with their terms and conditions, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required by the HSR Act.

4.3           Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject, or any provision of its Organizational Documents, (b) violate, conflict with, result in a breach of, or constitute a default under, or an event that, with or without notice or lapse of time or both, would result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets or rights is subject, or (c) result in the imposition or creation of an Encumbrance upon or with respect to the Acquired Interests.

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4.4           Acquired Interests. Each Seller owns, beneficially and of record, the Acquired Interests free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, and other than restrictions imposed by the Company's Second Amended and Restated General Partnership Agreement dated as of January 1, 1997 (the “GP Agreement”). Each Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company other than restrictions imposed by the GP Agreement. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any interests in the Company.

4.5           Certain Proceedings. There is no pending Action that has been commenced against Sellers that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To Sellers' knowledge, no such Action has been threatened.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer makes the following representations and warranties to Sellers and the Company, as of the date hereof and as of the Closing Date.

5.1         Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

5.2         Authority; No Conflict.

(a)          This Agreement and the Escrow Agreement have been duly executed and delivered by Buyers and constitute the legal, valid, and binding obligation of Buyers, enforceable against Buyers in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Buyers have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform their obligations under this Agreement.

(b)          Neither the execution and delivery of this Agreement by Buyers nor the consummation or performance of any of the transactions contemplated hereby by Buyers will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to:

(i)          any provision of Buyers' Organizational Documents;

(ii)         any resolution adopted by the board of directors, managers, members, partners or stockholder of Buyers, or any resolution of the board of directors of Parent;

(iii)        any Law or Order to which Buyers may be subject; or

(iv)        any material contract or agreement to which Buyers are a party or by which Buyers may be bound.

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Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby and under the HSR Act.

5.3           Certain Proceedings. There is no pending Action that has been commenced against Buyers that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To Buyers' knowledge, no such Action has been threatened.

5.4           Financing. Buyers have delivered to Sellers true, complete and correct copies of an executed Debt Commitment Letter. The Debt Commitment Letter has not been amended or modified prior to the date of this Agreement (provided that the existence or exercise of the “flex” provisions contained in the Debt Fee Letter (as defined below) shall not constitute an amendment of or modification to the Debt Commitment Letter), and, as of the date hereof, to the knowledge of Buyers, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, reduced or rescinded in any respect. Except for any fee letter relating to fees and expenses with respect to the Debt Financing (the “Debt Fee Letter”), as of the date hereof, there are no side letters or other contracts or arrangements related to the funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter delivered to Sellers pursuant to the first sentence of this Section 5.4. Buyers have fully paid or caused to be fully paid any and all commitment fees or other fees or expenses that are required to be paid on or prior to the date hereof pursuant to the Debt Commitment Letter, and, as of the date hereof, the Debt Commitment Letter, as delivered to Sellers pursuant to the first sentence of this Section 5.4, is in full force and effect and is the legal, valid and binding obligation of Buyers and, to the knowledge of Buyers, each of the lender parties thereto, as the case may be, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Other than as expressly set forth in the Debt Commitment Letter or the Debt Fee Letter or as set forth in any such documents amended after the date hereof and not in violation of the provisions hereof, there are no conditions precedent related to the funding of the full net amount of the Debt Financing (including any “flex” provisions) under any agreement relating to the Debt Financing to which Buyers are a party that would, or would reasonably be expected to, (i) impair the validity of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing or (iii) materially delay or prevent the Closing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyers or, to the knowledge of Buyers, any other party under the Debt Commitment Letter. Assuming the accuracy of the representations and warranties set forth in Article III and Article IV and performance by Sellers and the Company of their respective obligations hereunder, upon receipt of the proceeds contemplated by the Debt Commitment Letter, Buyers will have access at the Closing to sufficient funds to (i) pay the Purchase Price, and (ii) pay all other amounts contemplated by this Agreement to be paid by it and to perform its obligations hereunder.

5.5           Sufficient Cash. Buyers currently have, and at all times hereafter until the earlier of the Closing or the termination of this Agreement will have, sufficient cash on hand to pay the Reverse Termination Fee.

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Article VI
COVENANTS OF SELLERS PRIOR TO CLOSING DATE

6.1          Access and Investigations. Between the date of this Agreement and the Closing Date, Sellers and the Acquired Companies will:

(a)          afford Buyers and their Representatives (collectively, “Buyers’ Advisors”) access, during normal business hours and with reasonable prior notice, to each Acquired Company's properties, personnel, contracts, books and records, and other documents and data,

(b)          furnish Buyers and Buyers' Advisors with copies of all such contracts, books and records, and other existing documents and data related to the business, personnel and assets of the Acquired Companies, as Buyers may reasonably request, and

(c)          furnish Buyers and Buyers' Advisors with such additional financial, operating, and other data and information as Buyers may reasonably request.

6.2         Operation of the Businesses of the Acquired Companies. Between the date of this Agreement and the Closing Date, Sellers and the Company will cause each Acquired Company to:

(a)          conduct its business only in the ordinary course of business consistent with past practice;

(b)          use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, and maintain its relations and good will with its suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c)          cooperate with Buyers by taking such actions as are reasonably requested by Buyers to facilitate a smooth, efficient and successful transition of the business operations of the Acquired Companies to Buyers; and

(d)          confer with Buyers concerning operational matters of a material nature.

6.3          Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, without the prior consent of Buyers, Sellers and the Company will not, and will not permit any Acquired Company to:

(a)          take any affirmative action, or fail to take any reasonable action within their reasonable control, as a result of which any of the changes or events listed in Section 3.11(a)(iii) is likely to occur;

(b)          amend any of the Organizational Documents of any Acquired Company;

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(c)          except as required under the terms of any Employee Benefit Plan or applicable Legal Requirement: (i) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any Affected Person, (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend an employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any Affected Person, (iv) establish, adopt or amend any collective bargaining or Employee Benefit Plan, (v) grant any new equity awards to any Affected Person, (vii) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Employee Benefit Plan to the extent not required by the terms of this Agreement or such Employee Benefit Plan as in effect on the date of this Agreement or (viii) otherwise increase salaries, bonuses or other compensation or benefits payable to any Affected Person;

(d)          acquire, sell, lease or dispose of any assets or rights (except necessary equipment, raw materials and inventory in the ordinary course of business) which are material to the Acquired Company or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction;

(e)           (i) create, incur, assume or prepay any Indebtedness (other than in the ordinary course of business as required pursuant to any Contract in effect as of the date hereof), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) make any loans, advances or capital contributions to, or investments in, or enter into any “keep well” arrangements or other agreement to maintain the financial condition of, any other Person;

(f)          make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, unless such action is not reasonably expected to cause any adverse effect on Buyers or the Acquired Companies after the Closing; or

(g)          intentionally do any act which cause any representation or warranty of the Company and Sellers in this Agreement to be or become untrue, or any covenant in this Agreement to be breached.

Nothing in this Section 6.3 or elsewhere in this Agreement shall prohibit the Acquired Companies from distributing Cash to Sellers prior to or at the Closing to pay Taxes on profits allocated to Sellers in their capacities as partners of the Company, in a maximum aggregate amount of Ten Million Dollars ($10,000,000) through the Closing.

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6.4          Required Approvals. As promptly as practicable after the date of this Agreement, and in any event within 10 Business Days in the case of filings under the HSR Act, Sellers and the Company will make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement, including, but not limited to, any HSR Act filings. Between the date of this Agreement and the Closing Date, Sellers and the Acquired Companies will cooperate in all reasonable respects with Buyers with respect to all filings that Buyers elect to make or are required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and cooperate (which shall include timely furnishing all information that counsel to Buyers reasonably requests and promptly providing Buyers with copies of all written communications to or from any Governmental Body relating to the transactions contemplated hereby and keeping Buyers informed of, and allowing Buyers to review and comment on, any communication given or received in connection with any proceeding regarding the transactions contemplated hereby) in all reasonable respects with Buyers in obtaining all Required Consents and Governmental Approvals that may be required in connection with the consummation of the transactions contemplated hereby.

6.5          No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article X, Sellers and the Company will not, and will cause their Subsidiaries and Affiliates, and their respective Representatives not to. directly or indirectly, solicit, initiate, or encourage or respond to any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or all or substantially all the assets of any Acquired Company, any of the capital stock of the Company, or any merger, consolidation, recapitalization, business combination, or similar transaction involving any Acquired Company or enter into any Contract, letter of intent or other commitment, arrangement or understanding with respect to the foregoing.

6.6          Payoff Letters and Lien Releases.

(a)          Not less than three (3) Business Days prior to the Closing, the Company shall (i) deliver to Buyers customary payoff letters, prepayment notices, termination statements, Encumbrance terminations, instruments of discharge, releases and similar evidences of termination reasonably requested by and in a form reasonably acceptable to Buyers from the holders of the Indebtedness outstanding under the Credit Agreement, in connection with the repayment of such Indebtedness in accordance with Section 2.4(b) (the “Payoff Letters”), and (ii) make arrangements for the Agent under the Credit Agreement to deliver, subject to the receipt of the applicable payoff amounts, customary Encumbrance releases to Buyers as soon as practicable after the Closing.

(b)          No later than the Closing Date, the Company shall deliver to Buyers invoices, marked as “final” and dated on or about the Closing Date, from each Person to whom any Transaction Expenses are payable, which invoices shall state that they reflect all fees and expenses payable to such Person for services rendered by such Person to the Company or any of its Subsidiaries through the Closing Date and that no other amounts are payable to such Person by or on behalf of the Company or any of its Subsidiaries with respect to any periods ending on or before the Closing Date.

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6.7          280G Disclosure. If required to avoid the imposition of Taxes under Section 4999 of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company shall, reasonably in advance of the Closing Date, cause one or more of the Acquired Companies to deliver to the direct and indirect holders of such Acquired Company’s voting equity interests a disclosure statement which satisfies the Acquired Company’s disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that such holders vote in favor of the transactions disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. The Company shall provide Buyers and their representatives with a copy of any such disclosure statement within a reasonable time prior to delivery to such holders and shall consider in good faith any reasonable comments made by Buyers or their representatives regarding the content of such disclosure statement.

6.8          Financing Cooperation.

(a)          Prior to the Closing, Sellers shall cause the Company, and shall use their reasonable best efforts to cause their other Affiliates and each of their respective directors, officers, employees, accountants, counsel, investment bankers, consultants and other advisors to, provide to Buyers all cooperation and documents reasonably requested by Buyers in connection with (i) the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing and (ii) any Parent SEC Filing (as defined below), including:

(i)          furnishing Buyers and the Debt Financing Sources as promptly as practicable with information regarding the Acquired Companies of the type and form customarily included in an offering memorandum for private placements under Rule 144A (exclusive of disclosure required by Item 402 of Regulation S-K) promulgated under the Securities Act, including the Required Financial Statements (as defined below), financial data, audit reports and business and other historical financial information of the type and form that would customarily be required in connection with private placements under Rule 144A, or that would otherwise be necessary to receive from the independent accountants that audited the Required Financial Statements (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon “pricing” and closing of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum;

(ii)         reasonably assisting in the preparation of (A) any customary offering documents, high-yield road show presentations or memoranda, bridge teasers, bank information memoranda, prospectuses and similar documents, (B) all information regarding the Company and its Subsidiaries reasonably requested by Buyers in order for Buyers to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Parent and its subsidiaries the receipt of which is a condition to the obligations of the Debt Financing Sources or required to be included in any Parent SEC Filing and (C) materials for rating agency presentations;

(iii)        executing and delivering (or using reasonable best efforts to obtain from its advisors) customary certificates, accounting comfort letters (including management representation letters necessary for accounts to deliver comfort letters in connection with the Debt Financing, any Parent SEC Filing or any materials otherwise required to be filed by Parent or Buyers pursuant to Exchange Act rules and regulations), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Debt Financing or any high yield bond being issued in lieu of the Debt Financing as may be reasonably requested by Buyers;

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(iv)        (x) providing authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or their respective Affiliates or securities and (y) consenting to Parent’s filing of a Form 8-K with the SEC disclosing information (including historical financial statements) relating to the Acquired Companies (A) which will be included in the offering memorandum or other Debt Financing marketing documents which Buyers, in good faith, believes Parent is required to disclose publicly in order for Parent to be in compliance with applicable securities laws, including Regulation FD or (B) for purposes of permitting such information (including historical financial statements and pro forma financial information) to be included or incorporated by reference in any other filing with the SEC which the Buyers, in good faith, determines is necessary or desirable for Parent’s ongoing conduct of its business and financing and related activities or for the fulfillment of any contractual obligation of Parent, including, without limitation, any Registration Statement on Form S-3 that Parent has filed or may file with the SEC prior to the Closing Date, or any prospectus or prospectus supplement included in any such registration statement (such filings, a “Parent SEC Filing”);

(v)         providing audited consolidated balance sheets, statements of income, statements of comprehensive income, statements of Seller’s capital and statements of cash flows of the Company and its Subsidiaries covering the three completed fiscal years immediately preceding the Closing, unaudited balance sheets statements, statements of income, statements of comprehensive income, statements of Seller’s capital and statements of cash flows for any interim period or periods of the Company and its Subsidiaries ended after the date of the most recent audited financial statements and at least forty-five days prior to the Closing Date and for the trailing twelve-month period then ended (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722), in each case prepared in accordance with GAAP subject, in the case of any interim statements, to year-end audit adjustments and setting forth in each case in comparative form the figures for the corresponding interim period of the previous fiscal year and the corresponding portion of the previous fiscal year (collectively this clause (v), the “Required Financial Statements”);

(vi)        cooperating with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, including by granting the Debt Financing Sources access to the Company’s properties, assets and cash management and accounting systems, to the extent not unreasonably interfering with the business of the Company;

(vii)       furnishing Buyers and the Debt Financing Sources promptly with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act;

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(viii)      assisting in preparation for and participating in a reasonable number of management and other meetings (including customary one-on-one meetings with the lead arrangers for the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies, prospective lenders, legal counsel and investors on reasonable advance notice and otherwise cooperating with the marketing efforts for any part of the Debt Financing or any high yield bond being issued in lieu of the Debt Financing;

(ix)         assisting Buyers in obtaining corporate, credit, facilities and securities ratings in connection with the Debt Financing or any high yield bond being issued in lieu of the Debt Financing;

(x)          executing and delivering any definitive financing documents, including any pledge documents, security documents and other definitive financing documents, and otherwise facilitating the pledging of, and the granting, recording and perfection of security interests in, share certificates, securities and other collateral;

(xi)         taking such corporate actions as shall be reasonably requested by Buyers to permit the consummation of the Debt Financing or any high yield bond being issued in lieu of the Debt Financing and to permit the proceeds thereof to be made available at the Closing; and

(xii)        delivery of notices of prepayment, termination or redemption within the time periods required by the relevant agreements governing any existing debt obligations of the Company, and obtaining customary payoff letters, prepayment notices, Encumbrance terminations and instruments of discharge to be delivered at Closing, to allow for the payoff, discharge and termination in full on the Closing Date of all existing debt obligations of the Company, provided, however, that until the Closing occurs, none of Sellers, the Company or any of their Subsidiaries shall, except for the delivery of the authorization letter set forth in clause (iv) above, the prepayment and termination notices set forth in clause (xii) above and representation letters required by Buyer’s auditors in connection with the delivery of “comfort letters” in connection with the Debt Financing or any high yield bond being issued in lieu of the Debt Financing, or in transactions effected pursuant to a Parent SEC Filing, (A) have any liability or any obligation under any agreement or document related to the Debt Financing or (B) be required to incur any other liability in connection with the Debt Financing unless reimbursed or reasonably satisfactorily indemnified by Buyer. Without limitation to the foregoing, Seller and the Company shall provide, and shall cause their respective Subsidiaries, and shall use their respective reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting to provide, all other information and cooperation reasonably requested by the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter (the information referenced in this sentence, together with the information, documents and materials referenced in clauses (i), (ii)(A), (iv) and (v) in this Section 6.8(a) and the management representation letters referenced in clause (iii) in this Section 6.8(a), the “Required Information”); and provided further, that (x) Buyers shall, promptly upon request by the Company or Seller, reimburse the Company and Sellers for all reasonable and documented out-of-pocket costs and expenses incurred by Seller, the Company or its Subsidiaries in connection with such cooperation and (y) Buyers shall indemnify and hold harmless Sellers, the Company and its Subsidiaries and their respective affiliates, accountants, consultants, legal counsel and other representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the filing of any Parent SEC Filing and any information utilized, included or incorporated therein in connection therewith, except to the extent that any of the foregoing arise from (i) the bad faith, gross negligence or willful and intentional misconduct of, or material breach of this Agreement by, Sellers, the Company or any of its Subsidiaries, as applicable or (ii) information provided by the Company or its Subsidiaries.

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(b)          The Seller shall or shall cause the Company to supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the knowledge of Sellers or the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading with regard to the Acquired Company only.

(c)          The Company hereby consents to the reasonable use of all of its logos, names, and trademarks in connection with the Debt Financing or any high yield bond being issued in lieu of the Debt Financing, and in connection with any Parent SEC Filing; provided, that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company, or its reputation or goodwill.

6.9           Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Sellers shall and shall cause the Company to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Article VIII), including (i) making all necessary registrations and filings (including filings under the HSR Act and all other applicable antitrust Laws) with any Governmental Body and obtaining all necessary consents, waivers, approvals, orders and authorizations from Governmental Bodies, and (ii) using reasonable best efforts to deliver such notices, and to obtain such third-party consents, approvals or waivers, as may be required by any Leased Real Property Document or Material Contract in connection with the completion of the transactions contemplated hereby. The Company agrees to execute and deliver such additional documents, instruments and certificates, and to take such other actions as may be necessary or desirable to fully carry out the purpose of this Agreement.

6.10         Intellectual Property Assignments. As soon as practicable after the date hereof, but in any event prior to the Closing Date, the Sellers shall (and shall cause their Affiliates to), at their expense (a) execute and deliver to the Buyers such instruments and documents, including assignments and releases, in form and substance satisfactory to the Buyers, as may be reasonably required to effect and evidence the transfer of ownership of all Intellectual Property Assets (free and clear of all Encumbrances) to the Company or one of the Company’s Subsidiaries and (b) file and thereafter use best efforts to pursue until recorded in the relevant registries any instruments and documents, including assignments and releases, in form and substance reasonably satisfactory to the Buyers, as may be reasonably required to record the Company or one of the Company’s Subsidiaries as the record and beneficial owner of all Intellectual Property Assets (free and clear of all Encumbrances) that are registered, issued or subject to an application for registration or issuance.

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Article VII
COVENANTS OF BUYERS PRIOR TO CLOSING DATE

7.1         Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, and in any event within 10 Business Days in the case of filings under the HSR Act, Buyers will make all filings required by Legal Requirements to be made by Buyers in order to consummate the transactions contemplated by this Agreement, including but not limited to all filings under the HSR Act. Between the date of this Agreement and the Closing Date, Buyers will cooperate in all reasonable respects with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and cooperate in all reasonable respects with Sellers in obtaining all Required Consents and Governmental Approvals that may be required in connection with the consummation of the transactions contemplated hereby.

7.2         Financing.

(a)          Subject to the terms and conditions of this Agreement, Parent and Buyers shall use their reasonable best efforts, and Parent shall cause Buyers to use their reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing including reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and Debt Fee Letter (subject to Buyers’ right to amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter or Debt Fee Letter in accordance herewith), (ii) satisfy, or obtain a waiver of, on a timely basis (taking into account the anticipated timing of the Marketing Period) all conditions applicable to Buyers obtaining the Debt Financing that are within their control and comply with its obligations in the Debt Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions no less favorable to Buyers than those described in or contemplated by the Debt Commitment Letter or Debt Fee Letter (including any “flex” provisions in the Debt Fee Letter), and (iv) upon the satisfaction or waiver of the conditions set forth in such definitive agreements, consummate the Debt Financing at or prior to the Closing. Without limiting the generality of the foregoing, Buyers shall give Sellers prompt written notice of any actual or potential breach, default, expiration, termination or repudiation of any Debt Commitment Letter or any definitive document related thereto by any party thereto of which Buyers becomes aware. Buyers shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter or the Debt Fee Letter, in each case, without Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Buyers may amend, supplement, modify, restate, assign substitute or replace the Debt Commitment Letter (A) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities or (B) otherwise amend, modify or consent to any waiver of any provision or remedy under the Debt Commitment Letter or replace the Debt Commitment Letter, so long as such amendment, modification, waiver or replacement does not cause the representation in the last sentence of Section 5.4 to be incorrect. Buyers shall promptly upon execution deliver to Seller copies of any such amendment, replacement, supplement, modification or waiver. Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 7.2(a), the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, supplemented or modified.

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(b)          Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.2(b) shall require, and in no event shall the reasonable best efforts of Buyers be deemed or construed to require, Buyers to pay any fees in excess of those contemplated in the Debt Commitment Letter and the Debt Fee Letter, whether to secure waiver of any conditions contained therein or otherwise.

7.3         Efforts to Consummate

(a)          Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Buyers shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article IX), including (i) making all necessary registrations and filings (including filings under the HSR Act and all other applicable antitrust Laws) with any Governmental Body and obtaining all necessary consents, waivers, approvals, orders and authorizations from any Governmental Body.

(b)          Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Buyers or any of their Affiliates to, and the Company and its Subsidiaries shall not without Buyers’ prior written consent, (i) propose, negotiate, commit to or effect or accept any condition, by consent decree, hold separate order, or otherwise, which would, or would reasonably be expected to, result in or require (A) the sale, divestiture, licensing or disposition of any assets or businesses, (B) the termination of any portion of any venture or agreement, (C) in order to obtain the consent or approval of a Governmental Body, the creation of any relationship, contractual rights or obligation or (D) the effectuation of any other change or restructuring, in each case of Buyers and their Affiliates, or of the Company or its Subsidiaries, in each case other than as contemplated herein as of the date hereof, (ii) propose, negotiate, commit to, effect or accept any condition, by way of consent decree or otherwise, which would, or would reasonably be expected to, result in a material impairment of the aggregate economic benefits that as of the date hereof Buyers and their Affiliates, taken as a whole, reasonably expect to obtain from the transactions contemplated herein, (iii) propose, negotiate, commit to, effect or accept any condition, by way of consent decree or otherwise, of a type that is not customarily imposed by state Governmental Bodies in transactions that are similar to the transactions contemplated herein, or (iv) otherwise take or commit to take any actions that limit, or would reasonably be expected to limit, the freedom of action of Buyers and their Affiliates or of the Company and its Subsidiaries with respect to, or Buyers’ or their Affiliates’ ability to retain, any of the businesses, product lines or assets of Buyers and their Affiliates or the Company and its Subsidiaries.

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7.4           AK Steel Agreement. Buyers acknowledge that the Company is a successor to that certain Asset Purchase Agreement dated January 11, 1993 among A.K. Steel, as successor in interest to ARMCO Inc., E.G. Smith Construction Products, Inc. and S and S Acquisition Corp. (the “AK Steel Agreement”). Pursuant to Section 20.3 of the AK Steel Agreement, the Company is entitled to certain protections, including indemnification, relating to environmental matters at the Company’s Cambridge facility, subject to the condition that the Company adhere to all of the Company’s obligations and restrictions as set forth therein (the “Cambridge Obligations”). Buyers agree (i) to cause the Company to adhere to and to be bound by the Cambridge Obligations from and after Closing, and (ii) that in the event Buyers and/or the Company incur any losses that are subject to indemnification under the AK Steel Agreement, Buyers will, and will cause the Company to, use commercially reasonable efforts to pursue such indemnification under the terms of the AK Steel Agreement. In the event Buyers fail to comply with the terms of this Section 7.4, any indemnification obligations of the Sellers that would otherwise apply under Article XI of this Agreement shall not apply to the extent that the Damages incurred by the Buyer Indemnified Parties would have been subject to the indemnification obligations of AK Steel under the AK Steel Agreement, had Buyers complied with their obligations hereunder, provided, that, reasonable attorneys’ fees and court costs incurred by Buyers or the Company pursuant to Section 7.4(ii) to pursue such indemnification under the terms of the AK Steel Agreement but that are not recoverable or recovered in connection with such pursuit (“Unrecovered Environmental Indemnity Costs”) shall constitute “Damages” for purposes of indemnification under Section 11.2 hereof.

7.5           Certain Compensation Matters. Notwithstanding the terms of Section 6.3, Buyers consent to the payment by the Acquired Companies prior to Closing of employee profit sharing, incentive, year-end and other bonus payments consistent with past practice. If not paid prior to the Closing, to the extent such bonus amounts are accrued and accounted for in determining Net Working Capital, then Buyers agree to cause the Acquired Companies to pay such bonuses after Closing in accordance with Sellers’ prior written instructions no later than March 15, 2015.

Article VIII
CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE

Buyers' obligation to consummate the Acquisition is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

8.1           Accuracy of Representations. All of Sellers' and the Company's representations and warranties in this Agreement and in any certificate or other writing delivered pursuant hereto (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, or (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing Date as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

8.2           Sellers' Performance. All of the agreements, covenants and obligations that Sellers or the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

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8.3           Consents. All consents, authorizations or approvals as set forth in Schedule 8.3 (the “Required Consents”) and Governmental Approvals that are required to effect the Acquisition shall have been received and no such consent, authorization or approval shall have been revoked.

8.4           No Proceedings. No Action or investigation shall have been commenced or threatened by any Governmental Body on any grounds to restrain, enjoin or hinder the Acquisition which would otherwise have a material and adverse effect on the Buyers or the Acquired Companies if adversely decided. No Action, suit or proceeding shall have been commenced by any other Person, (a) that could reasonably be expected to have the effect of preventing or materially diminishing the value to Buyers of the Acquisition, or (b) that could reasonably be expected to have the effect, if adversely decided, of materially restricting or interfering with the business or operations of the Acquired Companies after Closing or to have a Material Adverse Effect.

8.5           HSR Act Approval. The notifications of Sellers pursuant to the HSR Act, if any, shall have been made and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

8.6           Material Adverse Changes. Since the date of this Agreement, no condition, event, occurrence, fact, change, development or effect shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

8.7           No Injunction. There shall not be in effect any Legal Requirement or any temporary restraining order, preliminary or permanent injunction or other Order that shall have been entered by any court of competent jurisdiction or other Governmental Body, and no other legal restraint or prohibition should be in effect, which prohibits the sale of the Acquired Interests by Sellers to Buyers or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

8.8           Escrow Agreement. Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect; and

8.9           Payoff Letters. The Company shall have received and delivered to Buyers the Payoff Letters, and each of the Payoff Letters shall be in full force and effect.

8.10         Certificate. Each Seller shall have delivered to Buyers a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied.

8.11         Tax Certificate. Sellers shall, at the Closing, deliver to Buyers such affidavits or statements as Buyers may reasonably request in order to evidence that Buyers have no obligation to withhold Taxes under Section 1445 of the Code from the amounts paid to Sellers hereunder.

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Article IX
CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to consummate the Acquisition is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1           Accuracy of Representations. All of Buyers' representations and warranties in this Agreement and in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date.

9.2           Buyers' Performance. All of the agreements, covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

9.3           Governmental Approvals. All material Governmental Approvals that are required to effect the transactions contemplated hereby shall have been received and no such consent, authorization or approval shall have been revoked.

9.4           No Injunction. There shall not be in effect any Legal Requirement or any temporary restraining order, preliminary or permanent injunction or other Order that shall have been entered by any court of competent jurisdiction or other Governmental Body, and no other legal restraint or prohibition should be in effect, which prohibits the sale of the Acquired Interests by Sellers to Buyers or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

9.5           HSR Act Approval. The notifications of Buyers pursuant to the HSR Act, if any, shall have been made and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

9.6           Certificate. Buyers shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyers, that each of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied.

Article X
TERMINATION

10.1         Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

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(a)          by Buyers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sellers or the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, and such breach has not been (x) waived by Buyers or (y) cured by Sellers within thirty (30) days after written notice thereof from the Buyers specifying the nature of such breach and requesting that it be cured, by the End Date, provided, however, that Buyers shall not have the right to terminate this Agreement pursuant to this Section 10.1(a) if Buyers are then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(b)          by Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyers set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied, and such breach has not been (x) waived by Sellers or (y) cured by Buyers within thirty (30) days after written notice thereof from the Sellers specifying the nature of such breach and requesting that it be cured, by the End Date, provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(c)          (i) by Buyers, if satisfaction of any of the conditions in Article VIII is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition on or before the Closing Date; or (ii) by Sellers, if satisfaction of any of the conditions in Article IX is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(d)          by mutual written consent of Buyers and Sellers; or

(e)          by either Buyers or Sellers, if:

(i)          the Closing has not occurred (other than by any party seeking to terminate this Agreement, whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time) on or before June 7, 2015 or such later date as the parties may agree upon (such date, the “End Date”);

(ii)         (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited, or (B) any Order of any Governmental Body having competent jurisdiction enjoining Buyers or Sellers from consummating the Closing is entered and such Order shall have become final and nonappealable; or

(f)          by Sellers, if all of the conditions set forth in Article VIII have been satisfied (other than conditions which are to be satisfied by actions taken at the Closing), Sellers have given notice to Buyers in writing that they are prepared and able to consummate the Closing and Buyers fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.3.

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10.2       Effect of Termination.

(a)          Except as provided in Section 10.2, each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and all further obligations of the parties (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other parties hereto under this Agreement will terminate, except as provided in Section 10.2 and Article I and Article XIII hereof, which shall survive the termination of this Agreement. Except as set forth herein and subject to the terms hereof, the termination of this Agreement shall be the exclusive remedy of the parties hereto for any breach of another party of its representations and warranties, except to the extent any such breach was willful or intentional.

(b)          In the event that this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(f), then Buyers shall pay or caused to be paid to Sellers a fee in the amount of Seventeen Million Eight Hundred Fifty Thousand Dollars ($17,850,000) (the “Reverse Termination Fee”) in cash by wire transfer of immediately available funds (it being understood that in no event shall Buyers be required to pay the Reverse Termination Fee on more than one occasion) to an account designated by Sellers, provided, however that notwithstanding anything to the contrary set forth herein, Buyers shall not be required to pay the Reverse Termination Fee, if the Debt Financing was not available as a result of a breach of the representations and warranties of the Company set forth in Section 3.4(c) (subject to the disclosures set forth in Schedule 3.4). The Reverse Termination Fee shall be paid no later than five Business Days after notice of termination of this Agreement as provided in this Section 10.2. Buyers acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Sellers would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment by Buyers of the Reverse Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Further, the payment of the Reverse Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

Article XI
INDEMNIFICATION; REMEDIES

11.1       Survival. Subject to Section 11.4, all representations, warranties, covenants, and obligations in this Agreement (including the Schedules hereto), and any other certificate or document delivered pursuant to this Agreement and the indemnification rights set forth in Section 11.2 and Section 11.3 below, will survive the Closing until 11:59 p.m. New York, New York time on the eighteen (18) month anniversary of the Closing Date, at which time they shall terminate, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation, warranty, covenant, agreement or other obligation contained in this Agreement; provided, however, that the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; No Conflict), Section 3.3 (Capitalization; Equity Rights), Section 4.1 (Sellers’ Organization and Good Standing), Section 4.2 (Sellers’ Authority; No Conflict), Section 4.4 (Acquired Interests), Section 5.1 (Buyers’ Organization and Good Standing), Section 5.2 (Buyers’ Authority; No Conflict) (collectively, such representations and warranties, the “Fundamental Representations”) shall survive the Closing indefinitely or until the latest date permitted by law.

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11.2       Indemnification and Payment of Damages by Sellers. Subject to the provisions of this Article XI and the limitations in Sections 11.4 and 11.5, Sellers shall jointly and severally indemnify and hold harmless Buyers, Affiliates, stockholders, controlling persons, and Representatives of such Persons (collectively, the “Buyer Indemnified Parties”) for, and will pay to or reimburse each of the foregoing, subject to any limitations set forth herein, the amount of, any loss, Liability, claim, damage, costs, fines, fees, penalties, obligations, or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly from, or in connection with:

(a)          any breach of any representation or warranty made by Sellers or the Company in this Agreement or in any certificate delivered by Sellers to Buyers pursuant to this Agreement, except that for any breach of any of the representations and warranties in Article IV that are several and not joint with respect to each Seller, only the breaching Seller shall be liable for indemnification and such responsibility for indemnification shall be several and not joint;

(b)          any breach or non-fulfillment of any covenant, agreement, obligation or undertaking made by Sellers or the Company in this Agreement;

(c)          any Company Indebtedness outstanding as of immediately prior to the Closing and any Transaction Expenses, in each case not taken into account in connection with the calculation and payment of the Purchase Price at Closing or after Closing pursuant to Section 2.2;

(d)          any and all Pre-Closing Taxes of or with respect to the Acquired Companies;

(e)          the Cambridge and Ambridge Environmental Liabilities and any Unrecovered Environmental Indemnity Costs; or

(f)          the Retained Liabilities.

Any indemnification of the Buyer Indemnified Parties pursuant to this Section 11.2 shall be delivered to Buyers by wire transfer of immediately available funds to the account designated by Buyers, within three (3) Business Days after the date upon which any underlying claims are finally resolved.

11.3       Indemnification and Payment of Damages by Buyers. Subject to the provisions of this Article XI and the limitations in Sections 11.4 and 11.5, Buyers shall indemnify and hold harmless Sellers, Affiliates, stockholders, controlling persons, and Representatives of such Persons (collectively, the “Seller Indemnified Parties”) for, and will pay to Sellers the amount of any Damages arising from, directly or indirectly from, or in connection with:

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(a)          any breach of any representation or warranty made by Buyers in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement; or

(b)          any breach by Buyers of any covenant or obligation of Buyers in this Agreement.

Any indemnification of Sellers pursuant to this Section 11.3 shall be delivered to Sellers by wire transfer of immediately available funds to the account designated by Sellers, within three (3) Business Days after the date upon which any underlying claims are finally resolved.

11.4       Time Limitations.

(a)          If the Closing occurs, Sellers will not have any liability (for indemnification or otherwise) with respect to matters described in (i) Section 11.2(a) or 11.2(c) unless within eighteen (18) months of the Closing Date; (ii) Sections 11.2(b), or (d), unless within thirty-six (36) months of the Closing Date; and (iii) Section 11.2(e) unless within seventy-two (72) months of the Closing Date; Buyers notify Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers; provided, however, that the representations and warranties set forth in Article IV (Representations and Warranties of Sellers) hereof, and the Sellers’ and the Company’s Fundamental Representations and Retained Liabilities shall survive and the right to bring a claim thereunder shall continue in perpetuity. If the Closing occurs, Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless within eighteen  (18) months of the Closing Date, or covenant or obligation to be performed and complied with prior to the Closing Date, unless within thirty-six (36) months of the Closing Date, Sellers notify Buyers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers; provided, however, that the Buyer’s Fundamental Representations and Buyers’ indemnification obligations pursuant to Section 11.3(c) shall survive and the right to bring a claim thereunder shall continue in perpetuity. Each party hereto shall be entitled to rely on the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party with respect to any claim made by such party in writing received by the other party prior to the expiration of the applicable survival period.

(b)          Any claims for indemnification hereunder for breach of any covenants and agreements of the parties contained herein that, by their terms, are to be performed on or prior to the Closing shall be made prior to the applicable survival period provided in this Section 11.4. Any covenant or agreement to be performed, in whole or in part, after the Closing, shall survive the Closing in accordance with its terms. No claim for indemnification hereunder for breach of any such covenants or agreements may be made after the expiration of such survival period, provided that the right to be indemnified with respect to any matter notice of which was provided prior to the expiration of such survival period shall survive until such matter is finally resolved.

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11.5       Limitations on Indemnification.

(a)          Sellers will have no liability (for indemnification or otherwise) with respect to matters described in Section 11.2(a) (excluding claims for indemnification asserting breaches by the Company or Sellers of any Fundamental Representations) or Section11.2(e) and Buyers will have no liability (for indemnification or otherwise) with respect to matters described in Section 11.3(a), as the case may be, unless and until the aggregate amount of Damages that would be payable by Sellers hereunder exceeds on a cumulative basis an amount equal to seventy-five hundredths of one percent (0.75%) of the final Purchase Price, in the aggregate, which amount shall constitute a deductible (the “Deductible Basket”), and then Sellers and Buyers, respectively, shall only be liable for Damages that exceed the Deductible Basket.

(b)          The aggregate liability of Sellers for Damages pursuant to Section 11.2 and of Buyers for Damages pursuant to Section 11.3 shall not exceed the amount of the final Purchase Price.

(c)          Sellers collectively shall only be liable for Damages hereunder up to the aggregate amount of the Escrow Funds, provided, however, that Buyers’ recourse for Damages arising from fraud, Retained Liabilities and Sellers’ and the Companies’ Fundamental Representations, shall not be limited to the Escrow Funds.

(d)          Except (i) in the case of actual fraud or willful misconduct, (ii) with respect to matters covered by Section 2.2(d) and (iii) in the case where a party seeks to obtain specific performance pursuant to Section 13.15, from and after the Closing, the rights of the parties pursuant to this Article XI and, in the case of Buyers, pursuant to the Escrow Agreement, shall constitute the sole and exclusive remedy of the parties with respect to claims for Damages (whether monetary or otherwise) relating to or arising from this Agreement and the transactions contemplated hereby, including in any exhibit, schedule or certificate delivered hereunder, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise.

(e)          The representations, warranties and covenants of Sellers or the Company in this Agreement or in any agreement or instrument executed in connection herewith and Buyers’ right to indemnification with respect hereto and thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its Representatives) or by reason of the fact that Buyers or any of its Representatives knew or should have known that any such representation or warranty is, was or might be untrue or incorrect or by reason of Buyers’ waiver of any condition set forth in Section 8.1.

(f)          Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of Sellers under Article XI hereof will not apply to a claim relating to any liability or loss resulting from (i) any disclosure or request for investigation by any Buyer Indemnified Party to or of any Governmental Body, except where required by applicable Law, (ii) any investigation of environmental conditions, including soil, air or water testing or sampling, undertaken by or on behalf of Buyer, unless such investigation was required under applicable Law, or (iii) Buyer (A) remediates environmental conditions in excess of industrial standards or other applicable minimum standards, including standards based on land use restrictions and engineering controls or (B) incurs costs in excess of those reasonably necessary to bring a condition into compliance with applicable Law.

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(g)          The amount of any Damages subject to indemnification under Section 11.2 or 11.3 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment to the extent actually recovered by the Indemnified Party from any third party with respect thereto (net of costs of collection and any increase in premiums resulting from making any claim thereunder). In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to such Person.

(h)          Any Indemnified Party shall take all steps required by Law to mitigate any Damages incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.

11.6        Waiver. The parties acknowledge that, except for the representations and warranties contained in or made pursuant to Article III, IV and Article V hereof, or in any certificate or schedule delivered pursuant to this Agreement or in the case of actual fraud, no party, nor their respective representatives: (i) will be deemed to have made any representations, warranties or assurances of any kind, and (ii) will have any liability or obligation in respect of any oral or written statement or assurance made in connection with the transactions contemplated hereby.

11.7       Procedures for Indemnification.

(a)          Subject to the limitation set forth in this Article XI, any Buyer Indemnified Party or Seller Indemnified Party that desires to seek indemnification under any part of this Article XI (an “Indemnified Party”) shall give notice (a “Claim Notice”) in writing to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) describing in reasonable detail the nature of the claim, the parties known to be involved, and the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice (subject to Section 11.4) shall not release the Indemnitor from any of its obligations under this Article XI except to the extent the Indemnitor is materially prejudiced by such failure. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second notice (the “Liquidated Claim Notice”) within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given such Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after receipt of the Claim Notice. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim, as provided in the Liquidated Claim Notice shall be conclusively deemed to be an obligation of such Indemnitor.

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(b)          If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within thirty (30) days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate (in effect on the first Business Day of each calendar quarter), which shall apply to the amount of the unpaid obligation during such calendar quarter.

(c)          Within five (5) days from the date on which any Buyer Indemnified Party becomes entitled to indemnification pursuant to Section 11.7(b), the parties shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds to be dispersed from the Escrow Funds, and (ii) instructions as to the manner in which such funds shall be dispersed by the Escrow Agent.

11.8       Third Party Claims. In the event that an Indemnified Party desires to make a claim against any Indemnitor in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification under this Article XI (a “Third Party Claim”), the Indemnified Party shall promptly (but in no event later than 30 days after the event) notify Indemnitor of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto. The Indemnitor shall have forty-five (45) days after receipt of such notice (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) to notify the Indemnified Party if the Indemnitor has elected to assume the defense of such Third Party Claim. If the Indemnitor elects to assume the defense of such Third Party Claim pursuant to the terms hereof, the Indemnitor shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided that (a) the Indemnitor shall conduct such defense actively and diligently, (b) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense (provided, that the fees and expenses of such separate counsel shall not be recoverable from the Indemnitor under this Article XI), (c) the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld or delayed) to such payment, and (d) the Indemnitor may not settle any Third Party Claim or consent to the entry of judgment with respect thereto without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (x) the relief consists solely of money damages (all of which the Indemnitor shall pay), (y) such settlement or compromise includes a provision whereby the plaintiff or claimant in the matter releases each Indemnified Party from all Liability with respect thereto and (z) such settlement or compromise does not include any admission of fault or wrongdoing on the part of the Indemnified Party, and provided further, that in the event that the Indemnified Party withholds its consent to any such settlement of, or entry of judgment with respect to, a Third Party Claim (other than a Third Party Claim involving a claim for equitable relief involving the ongoing operations of the Company), (i) the Indemnitor’s maximum liability under this Article 11 with respect to such Third Party Claim shall be limited to the amount that would be payable by the Indemnitor under this Section 11.8 if such settlement had been entered into or such judgment had been entered. If the Indemnitor fails to notify the Indemnified Party as required above after receipt of the Indemnified Party’s notice of a Third Party Claim or fails to conduct the defense as required above, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor, provided that the Indemnified Party may not settle any Third Party Claim without the consent (which consent shall not be unreasonably withheld or delayed) of the Indemnitor (provided that the Indemnitor has admitted that it is responsible for the indemnification of such claims pursuant to this Article XI). In all cases with respect to Third Party Claims, Buyers and Sellers shall provide reasonable cooperation to each other in defense of such Third Party Claims, including by making employees, information and documentation reasonably available (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and providing such information, testimony and access to their books and records, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense.

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11.9        No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnitor shall, in any event, be liable to any Indemnified Party for any punitive damages of such Indemnified Party (other than punitive damages payable by an Indemnified Party pursuant to a Third Party Claim against such Indemnified Party and subject to the other limitations of this Article XI).

11.10     Materiality Qualifiers. The parties hereby acknowledge and agree that, for purposes of this Article XI, Damages shall be calculated without regard to any Materiality Qualifiers contained in any breached representation or warranty, provided that Materiality Qualifiers shall apply with respect to any determination of whether a breach of a representation or warranty has occurred.

11.11      Tax Treatment of Indemnity Payment. The parties agree to treat any indemnity payments under this Agreement as an adjustment to the Purchase Price, unless otherwise required by law.

11.12      Escrow Release. In accordance with the Escrow Agreement, Buyers and Sellers shall cause a portion equal to (a) $5,000,000 of the Escrow Funds minus any amount due to Buyers pursuant to Section 2.2(d) to be released to Sellers within 5 days following the final resolution of the Closing Statement pursuant to Section 2.2(c); (b) the greater of zero and the amount of funds remaining subject to the Escrow Agreement on the last day of the eighteenth (18th) month after the Closing Date in excess of 50% of the Escrow Funds to be released to Sellers upon the first Business Day following the eighteenth (18th) month after the Closing Date; (c) the greater of zero and the amount of funds remaining subject to the Escrow Agreement on the last day of the thirty-sixth (36th) month after the Closing Date in excess of $4,000,000 of the Escrow Funds to be released to Sellers upon the first Business Day following the thirty-sixth (36th) month after the Closing Date; and (d) the funds remaining subject to the Escrow Agreement on the last day of the seventy-second (72nd) month after the Closing Date to be released to Sellers upon the first Business Day following the seventy-second (72nd) month after the Closing Date. Notwithstanding the foregoing, to the extent that as of any release date specified in (b), (c) or (d) claims against the funds remaining pursuant to the Escrow Agreement by any Buyer Indemnified Party pursuant to this Article XI are pending, or claims by the Company against AK Steel pursuant to the terms of Section 7.4 are pending, the amount of any such claims shall not be considered to be “funds remaining subject to the Escrow Agreement” for purposes of determining the amounts to be released pursuant to (b), (c) or (d) above. All funds remaining subject to the Escrow Agreement following such dates and distributions that are subject to timely delivered Claim Notices shall be disbursed in accordance with the Escrow Agreement upon final disposition of such claims or upon resolution of the claims against AK Steel, whichever is applicable.

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Article XII
TAX MATTERS

12.1        Tax Returns and Payment of Taxes.

(a)          Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company relating to income Taxes for any Pre-Closing Tax Period. All such Tax Returns with respect to Pre-Closing Tax Periods shall be prepared in a manner consistent with most recent past practice except as otherwise required by applicable Law, provided that the Company shall make an election under Section 754 of the Code (and any corresponding provisions of state and local Law) to be effective for the taxable year that ends on the Closing Date and provided, further, that the basis adjustment required under Section 743 shall be prepared based on an allocation statement, initially prepared by the Buyers and provided to the Sellers for review and comment as soon as practicable, but no later than 120 days, following the Closing Date, which comments Buyers will consider in good faith for inclusion in the final allocation statement, the final version of which shall be subject to consent of Buyers and Sellers (not to be unreasonably withheld). Sellers shall permit Buyers and the Company to review and approve each such Tax Return described in the preceding sentence at least 20 days prior to filing, which approval shall not be unreasonably withheld. The Company shall be responsible for paying the reasonable fees and expenses associated with preparing such Tax Returns only to the extent such fees and expenses are paid prior to the Closing Date or accrued as a current liability in determining the Net Working Capital on the Closing Statement. Sellers shall be responsible for the payment of any Taxes imposed upon income of the Company for the period through the end of the Closing Date for which Sellers are otherwise responsible as a result of having been general partners of the Company during such period. Any income for such period shall be apportioned between Sellers and Buyers, based on the portion of such period ending on the Closing Date and the portion of such period beginning after the Closing Date, as provided below. For purposes of this paragraph (a) and determining Pre-Closing Taxes for a period commencing prior to the Closing date and ending after the Closing Date (a “Straddle Period”), the determination of the items of income, gain, deduction, loss or credit of the Acquired Company shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the end of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be apportioned between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the end of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis; provided further that any real and personal property Taxes shall be apportioned between such two taxable years or periods on a daily basis.

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(b)          Sellers shall prepare or cause to be prepared all Tax Returns of any Acquired Company due on or prior to the Closing. After the Closing, Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of any Acquired Company other than those specifically set forth in paragraph (a) above. All Tax Returns with respect to Pre-Closing Tax Periods shall be prepared in a manner consistent with most recent past practice except as otherwise required by applicable Law. Buyers shall permit Sellers to review and approve any Tax Returns relating to Taxes for which Sellers are liable under Section 12.1 at least 20 days (in the case of income Tax Returns), or as soon as reasonably practicable (in the case of all other such Tax Returns), before the extended due date for filing any such Tax Returns, which approval shall not be unreasonably withheld. In the case of any disagreement between Buyers and Sellers regarding any Tax Return furnished for approval under this Section 12.1, such disagreement shall be resolved by an independent accounting firm mutually agreeable to Buyers and Sellers (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final.  The fees and expenses of the Tax Accountant shall be borne equally by Buyers, on the one hand, and Sellers, on the other hand.  If the Tax Accountant does not resolve any differences between Buyers and Sellers with respect to such Tax Return at least two days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for filing such Tax Return and amended to reflect the Tax Accountant’s resolution.

(c)          The Company, Buyers and Sellers shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes in such a manner as not unreasonably to interfere with the conduct of the business of the other party. The Company, Buyers and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, Buyers or Sellers, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, the Company, Buyers or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

12.2         Transfer Taxes. Any transfer Taxes imposed by any federal, state, local or other taxing body as a result of the consummation of the Acquisition shall be paid 50% by Buyers and 50% by Sellers, and Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer Taxes; provided that Buyers shall cooperate in connection with filing such Tax Returns to the extent requested by Sellers.

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12.3         Sales and Use Tax. Buyers acknowledge that Sellers intend to negotiate voluntary disclosure agreements (“VDA’s”) with various U.S. states in which the Company sells its products through distributors.  Sellers shall consult with Buyers and consider in good faith Buyers’ advice in determining the states with which the Company should enter into VDA’s. Sellers shall have the right to (i) obtain such information and take all such reasonable steps as Sellers deem necessary to verify that all required sales and/or use taxes were paid in any state where the Company would be required to withhold and submit such sales and/or use taxes, and (ii) negotiate VDA’s with such states to settle any potential tax exposure associated with the possible failure by the Company to withhold and submit sales and/or use taxes and any related returns for any Pre-Closing Tax Period; provided, however, that (x) Sellers shall keep Buyers reasonably informed of the status of the negotiations, consult with Buyers regarding the resolution of any issue that could materially affect the Buyers, and otherwise permit Buyers to participate in the negotiation of the VDA’s and (y) no such VDA’s shall impose any additional liabilities or obligations on the Company after the Closing or on the Buyers; and provided further that the terms of any such VDA’s shall not impose any unreasonable restrictions on the Company or the Buyers in connection with the operation of the Company’s business after Closing, provided further, that administrative and reporting costs and obligations resulting from the Company becoming subject to compliance with a state’s Tax withholding and submission Laws as a result of a VDA shall not constitute additional liabilities or obligations or unreasonable restrictions for purposes of subsection (y). The Buyers shall cooperate with Sellers in all reasonable respects, including executing such VDA’s, and such instruments, limited powers of attorney, and other documents, and taking such actions at Sellers’ cost, on behalf of the Company, as may be required to carry out the intent of the foregoing provisions. For the avoidance of doubt, Sellers shall remain liable under the terms of this Agreement for any Pre-Closing Taxes of or with respect to the Acquired Companies as provided in Section 11.2(d).

12.4         Foreign Filings. Buyers will, and will cause the Company to, provide sufficient notice to Sellers prior to filing any tax returns in any of the foreign jurisdictions disclosed to Buyers on Schedule 12.4 in which the Acquired Companies conducted business prior to Closing, and will cooperate with Sellers as reasonably required, in each case to allow Sellers the opportunity to negotiate the equivalent of VDA’s with such jurisdictions to the extent that Sellers deem it appropriate or necessary to do so; provided that Buyers shall not be required to take any actions that would delay or hinder the timely filing of any Tax Returns that Buyers in their sole discretion determine are required to be filed. Sellers shall keep Buyers reasonably informed of the status of any negotiation with the foreign tax authorities, consult with Buyers regarding the resolution of any issue that could materially affect the Buyers, and otherwise permit Buyers to participate in the negotiation. Sellers shall not enter into any binding agreement or other arrangement with any foreign tax authority that could impose any additional liabilities or obligations on the Company after the Closing or  on the Buyers, provided that, that administrative and reporting costs and obligations resulting from the Company becoming subject to compliance with such foreign jurisdiction’s Tax Laws either as a result of such a VDA or of Buyers’ determination to file tax returns in such jurisdiction shall not constitute additional liabilities or obligations or unreasonable restrictions for purposes of the immediately preceding clause. For the avoidance of doubt, Sellers shall remain liable under the terms of this Agreement for any Pre-Closing Taxes of or with respect to the Acquired Companies as provided in Section 11.2(d).

12.5         Tax Refunds. The Sellers will be entitled to any Tax refunds or Tax credits, including any interest paid therewith, in respect of Taxes paid by the Acquired Companies with respect to any Pre-Closing Tax Period, other than any Tax refund or Tax credit (i) resulting from the carryback of any Tax attribute generated after the Closing Date or (ii) accounted for in determining Net Working Capital, provided that Sellers shall have no right to any such refunds or credits that are received more than thirty-six (36) months after the Closing Date. Subject to the foregoing, the Buyers agree to cooperate, and to cause the Acquired Companies to cooperate, with the Sellers, at the Seller’s expense, in obtaining all Tax refunds with respect to Pre-Closing Tax Periods and to promptly pay or cause the Acquired Companies to pay such amounts to Seller (net of any associated costs or Taxes) after receipt of such amounts.

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12.6         Amendment of Tax Returns. Except as required by applicable Law, the Buyers shall not, and the Buyers shall cause its Affiliates (including the Acquired Companies) not to, amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Acquired Companies with respect to a Pre-Closing Tax Period if such action would reasonably be expected to result in liability to Sellers without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Article XIII
GENERAL PROVISIONS

13.1         Public Announcements. Subject to Sellers’ obligation to consent to disclosures by the Buyers pursuant to Section 6.8(a)(iv)(y), any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyers and Sellers mutually shall determine. Unless consented to by Buyers or Sellers, as the case may be, in advance or required by Legal Requirements, prior to the Closing Sellers, the Company and Buyers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any third party.

13.2         Confidentiality. Buyers, the Company and Sellers shall comply with all of the terms and conditions of that certain Confidentiality Agreement dated April 10, 2014 by and among J.P. Morgan Securities LLC on behalf of the Company and NCI Group, Inc., provided, however that the Buyer, the Debt Financing Sources and Debt Financing Affiliates may disclose Evaluation Materials (as defined therein) to (x) potential lenders and investors in connection with the marketing and syndication of the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing and (y) rating agencies in connection with confirming or obtaining ratings for the Buyer, the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, provided that each of the foregoing are informed by Buyers that such Evaluation Material is being disclosed on a confidential basis.

13.3         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers and the Company (prior to Closing):

Mark McDonel

GW Resources

PNC Center

Suite 620

20 Stanwix Street

Pittsburgh, PA 15222

Fax: 412-261-3482

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With a copy to:

Buchanan Ingersoll & Rooney PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219

Fax: 412-562-1041
Attention: Thomas G. Buchanan

Buyers and the Company (after Closing):

NCI Group, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: General Counsel

Fax: (281) 897-7305

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Andrew L. Bab

Fax: (212) 909-6836

13.4         Jurisdiction; Service of Process. Each party irrevocably submits to the exclusive jurisdiction of any New York state court, and any Federal court located in the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any ancillary agreement thereto or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in a Federal court located in the State of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the any New York state court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 13.4. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any ancillary agreement thereto or the transactions contemplated hereby and thereby in (i) any New York state court, or (ii) any Federal court located in the State of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything to the contrary contained elsewhere herein, the parties hereby further agree that, (a) no party will bring any legal proceeding, whether in Law or equity, whether in contract or in tort or otherwise, against the Debt Financing Sources or the Debt Financing Affiliates in any way relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment or any other letter or agreement related to the Debt Financing, Debt Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (b) to waive and hereby waive any right to trial by jury, pursuant to Section 13.18 and in respect of any legal proceeding referred to in clause (a) above.

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13.5         Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.6         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

13.7         Entire Agreement and Modification. This Agreement (together with all exhibits, Schedules, Contracts, documents and instruments referenced herein) and the Escrow Agreement supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to its subject matter and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be modified except by a written agreement executed by the party to be charged with the modification. To the extent that any amendment or modification to Section 10.2, Section 13.8, Section 13.12, Section 13.4, Section 13.15, Section 13.17, Article XI and this sentence of Section 13.7 is sought which is adverse to any of the Debt Financing Sources and/or any of the Debt Financing Affiliates, the prior written consent of the Debt Financing and the Debt Financing Affiliates shall be required before such amendment or modification is rendered effective.

13.8         Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, however, Buyers shall have the right to designate one or more subsidiaries or affiliates of Buyers or Buyers' parent entity to take title to all or a portion of the Acquired Interests and to receive all or any portion of Buyers' rights under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. In addition, the Debt Financing Sources and the Debt Financing Affiliates shall be considered third party beneficiaries with respect to Section 10.2, Section 13.7, Section 13.12, Section 13.4, Section 13.15, Section 13.18, Article XI and this sentence of Section 13.8, and the Debt Financing Sources and the Debt Financing Affiliates shall have the right to enforce such Sections.

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13.9         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10         Article and Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13.11         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12         Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles, except to the extent the laws of the Commonwealth of Pennsylvania are mandatorily applicable to this Agreement insofar as the acquisition of the Acquired Interests are concerned. Notwithstanding anything to the contrary contained elsewhere herein, the parties hereby further agree that, the Debt Financing and the performance thereof by the Debt Financing Sources and the Debt Financing Affiliates shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.14         Expenses; Prevailing Party Costs. Whether or not the Acquisition is consummated, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the exhibits hereto. All HSR Act or other antitrust filing fees shall be borne one half by Buyers and one half by Sellers. In any litigation arising under this Agreement, the losing party shall bear its own, as well as the prevailing party's, attorneys' fees and expenses, expenses of witnesses and all other reasonable expenses connected with the presentation of the case.

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13.15     Specific Performance and Limitation on Liability.

(a)          Notwithstanding anything to the contrary in this Agreement, if Buyers fail to effect the Closing when required by Section 2.3 for any or no reason or otherwise prior to the Closing breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then, (i) except for the right of Sellers to seek an injunction, specific performance or other equitable relief as and only to the extent expressly permitted by Section 13.15(c), Sellers’ and their Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any Buyer Related Party for any pre-Closing breach, loss or damage shall be to terminate this Agreement as provided in Section 10.1(b) or Section 10.1(f), and receive payment of the Reverse Termination Fee, to the extent provided by Section 10.2(b) and (ii) upon payment of the Reverse Termination Fee, as provided in the immediately foregoing clause (i), none of the Buyer Related Parties will have any liability to any Seller Related Party or any other Person, whether at Law or equity, in contract, in tort or otherwise arising from or in connection with pre-Closing breaches by Buyers of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Seller Related Party may have relating to pre-Closing matters under this Agreement, including for a breach of Section 2.3 hereof (and including relating to the Debt Financing, Debt Financing Sources or the Debt Commitment Letter), and no Person will have any rights or claims against any of the Buyer Related Parties relating to any such matters. Following termination of this Agreement in accordance with Section 10.1(b) or Section 10.1(f) and payment of the Reverse Termination Fee in accordance with Section 10.2(b), Sellers and the Company shall cause any Action pending in connection with this Agreement or any of the transactions contemplated hereby (including any Action related to the Debt Financing, Debt Financing Sources, the Debt Financing Affiliates or the Debt Commitment Letter) by any of them or any of their respective Affiliates, and seek to cause any such Action by any of their respective Affiliates, any of their or their respective Affiliates’ former, current or future directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners or stockholders or assignees of any of the foregoing (collectively, the “Seller Related Parties”) against Buyers or any other Buyer Related Party to be dismissed with prejudice promptly, and in any event within five (5) Business Days, after payment of the Reverse Termination Fee.

(b)          In the event that Sellers shall be entitled to terminate the Agreement as provided by Section 10.1(b) or Section 10.1(f) and receive a Reverse Termination Fee pursuant to Section 10.2(b), except for the payment by Buyers of the Reverse Termination Fee when required and to the extent set forth in Section 10.2(b), (i) none of Buyers nor any other Buyer Related Party shall have any liability to Sellers or any Seller Related Party in connection with this Agreement (including in respect of any breach of any representation, warranty, covenant or agreement) or the transactions contemplated hereby, (ii) in no event shall any party hereto nor any Buyer Related Party be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby (including the Debt Financing and the Debt Commitment Letter), and (iii) in no event shall any Seller Related Party seek on behalf of any Seller Related Party any damages from, or otherwise bring any Action against, any Buyer Related Party in connection with this Agreement or any of the transactions contemplated hereunder (including any Action related to the Debt Financing, the Debt Financing Sources, the Debt Financing Affiliates or the Debt Commitment Letter), other than an Action to recover payment of the Reverse Termination Fee to the extent such fee is not paid when due pursuant to Section 10.2(b) or for specific performance, injunction or other equitable remedy in accordance with this Section 11.3. Notwithstanding anything in this agreement to the contrary, the maximum aggregate liability of the Buyer Related Parties for any breach of this agreement or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), shall in all cases be limited to the amount of the Reverse Termination Fee. While Sellers may pursue both a grant of specific performance, injunction or other equitable remedies under Section 13.15(c) and the payment of the Reverse Termination Fee under Section 10.2(b), under no circumstances shall the Seller Related Parties, taken as a whole, be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Closing and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Reverse Termination Fee and in no event shall Buyers be required to pay the Reverse Termination Fee on more than one occasion. In no event shall any Seller Related Party be entitled to seek the remedy of specific performance of this Agreement other than in accordance with this Section 13.15.

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(c)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to this Section 13.15, at any time prior to the termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, such requirement being hereby waived, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity, provided that Sellers shall be entitled to seek specific performance of Buyers’ obligations to consummate the Closing pursuant to the terms of this Agreement only in the event that each of the following conditions has been satisfied: (A) all of the conditions set forth in Article VIII and Article IX have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing, each of which conditions is capable of being satisfied at the Closing), (B) the Debt Financing will be funded at the Closing, (C) Buyers fail to consummate the Closing by the time the Closing should have occurred pursuant to Section 2.3, and (D) Sellers shall have given written notice to Buyers that if specific performance is granted and the Debt Financing is funded, and Buyers otherwise comply with its obligations hereunder, then the Closing will occur.

(d)          The parties hereto acknowledge that the agreements contained in this Section 13.15 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Nothing in this Section 13.15 shall in any way expand or be deemed or construed to expand the circumstances in which Buyers or any other Buyer Related Party may be liable under this Agreement or any of the transactions contemplated hereby (including the Debt Financing).

13.16      Retention of Records and Access to Information. For the longer of (i) a period of seven (7) years after the Closing Date or (ii) the period lasting from the Closing Date through the expiration of the applicable statute of limitations with respect to any tax period which is effected by the Acquisition, Buyers shall retain and preserve all business, accounting, tax and other records of the Acquired Companies. From and after the Closing date, Buyers shall afford to Sellers reasonable access to said records, for the purpose of obtaining information necessary in conjunction with the preparation of tax returns, preparing for a tax audit or other government investigation or defending against a claim, complaint or action by Buyers or a third party against Sellers; provided, however, that any such access shall be scheduled and provided on a reasonable basis taking into account the business requirements of Buyers.

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13.17         Parent Guarantee. Parent hereby unconditionally guarantees the full and punctual performance and payment when due of all obligations and sums due and owing Sellers in connection with this Agreement (the “Guaranteed Obligations”). Parent’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligations have been paid or performed in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of Buyers or otherwise, Parent's obligations hereunder with respect thereto shall be reinstated as though such payment had been due but not made at such time. This is a continuing guarantee of Parent and shall be binding upon Parent and its successors and assigns.

13.18         Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DEBT FINANCING COMMITMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING COMMITMENTS, THE ESCROW AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.18.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYERS:

NCI GROUP, INC.

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President & General Counsel

STEELBUILDING.COM, INC.

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President & General Counsel

NCI BUILDING SYSTEMS, INC.
(for purposes of Sections 7.2 and 13.17 hereof)

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President & General Counsel

[Signature Page to Interest Purchase Agreement]

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COMPANY:

CENTRIA

By: its general partners

SMST CORP.

By:	/s/ Mark M. Sherwin
Name: Mark M. Sherwin
Title: President

RIVERFRONT CAPITAL FUND
By: Riverfront Investments Inc., its general partner

By:	/s/ Mark E. McDonel
Name: Mark E. McDonel
Title: Treasurer

SELLERS:

SMST CORP.

By:	/s/ Mark E. McDonel
Name: Mark E. McDonel
Title: Treasurer

RIVERFRONT CAPITAL FUND
By: Riverfront Investments Inc., its general partner

By:	/s/ Mark E. McDonel
Name: Mark E. McDonel
Title: Treasurer

[Signature Page to Interest Purchase Agreement]

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CENTRIA

Exhibit 2.2(c)

Accounting procedures:

CASH - represents account #s 1100 through 1199 for both CENTRIA and CENTRIA, Inc. plus adjustment of account #1153 reclass back to accounts payable for value of outstanding (uncleared) Accounts Paybable checks plus any debit balance in account # 2400 (revolver) plus cash as reported by China entities in accounts #s 1000 through 1009

NET WORKING CAPITAL - represents CENTRIA and CENTRIA, Inc. account#s 1200 through #1329 and #1331 - 1499 (Current assets) minus account#s 2100 through 2222 and account#s 2500 through 2740 (Current liabilities), plus China entities current assets in account#s 1131 through 1300 minus current liabilities in accounts #s 2111 through 2181

Illustrative Example of June 2014 Net Working Capital Calculation:

June 2014 Balance
CENTRIA and CENTRIA, Inc. account#s 1200 through #1329 and #1331 - 1499 (Current assets)	70,170,319
Less: CENTRIA and CENTRIA, Inc. account#s 2100 through 2222 and account#s 2500 through 2740 (Current liabilities)	(39,376,877)
Less: Adjustment of account #1153 reclass back to accounts payable for value of outstanding (uncleared)	(782,708)
China account#s 1131 through 1300 (Current Assets)	2,400,509
Less: China account#s 2111 through 2181 (Current Liabilities)	(3,462,160)
June Net Working Capital	28,949,083

List of Omitted Schedules

The following schedules to the Interest Purchase Agreement, dated as of November 7, 2014, by and among NCI Group, Inc., Steelbuilding.com, Inc., SMST Management Corp., and Riverfront Capital Fund and CENTRIA have not been provided herein:

Schedules

3.1	Organization and Good Standing
3.2(b)	Authority; No Conflict
3.3(b)	Capitalization; Equity Rights
3.3(c)	Capitalization; Equity Rights
3.3(d)	Capitalization; Equity Rights
3.4(c)	Financial Statements
3.5	Personal Property
3.6(a)	Real Property Interests
3.6(b)	Real Property Interests
3.7(a)	Taxes
3.8(a)	Employee Benefits
3.8(d)	Employee Benefits
3.9(b)	Compliance with Law; Governmental Consents
3.9(c)	Compliance with Law; Governmental Consents
3.10	Legal Proceedings; Orders
3.11	Absence of Certain Changes and Events; Undisclosed Liabilities
3.12	Contracts
3.13	Insurance
3.14	Environmental Matters
3.15(a)	Labor Matters
3.16	Intellectual Property
3.20	Related Parties
3.22	Brokers, Finders, Etc.
3.25(a)	Customers and Suppliers; Product Liability
3.25(b)	Customers and Suppliers; Product Liability
3.25(c)	Customers and Suppliers; Product Liability
8.3	Required Consents

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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ANNEX I

Acquired Companies

CENTRIA

CENTRIA, Inc.

CENTRIA International LLC

CENTRIA Services Group LLC

RoofWorks, Ltd.

MetalWorks, L.P. (f/k/a “Roofworks, L.P.”)

CENTRIA Building Material Manufacturing (Shanghai) Co., Ltd Wofe

Centria International (Cayman) Limited

CENTRIA International Trade (Shanghai) Co., Ltd Wofe

CAD2Spec, LLC

3